UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
CAMDEN NATIONAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Shareholders:

You are cordially invited to attend the 2021 Annual Meeting of Shareholders of Camden National Corporation, which will be held on Tuesday, April 27, 2021, at 3:00 p.m., local time, at Camden National Corporation's Hanley Center, Fox Ridge Office Park, 245 Commercial Street, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the "Annual Meeting"). Due to the ongoing concerns regarding public health impact of the coronavirus ("COVID-19"), we will be holding the Annual Meeting both in person and virtually via a live audio webcast. You will be permitted to attend the annual meeting in person at Camden National Corporation's Hanley Center, Fox Ridge Office Park, 245 Commercial Street, Rockport, Maine 04856, only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. We do not anticipate being able to accommodate shareholders who wish to attend in person, and we strongly urge you to attend the Annual Meeting virtually.

The accompanying Notice of Annual Meeting of Shareholders describes matters to be acted upon at the Annual Meeting. Please give these materials your prompt attention. Whether or not you are able to attend the Annual Meeting, please follow the instructions to vote online, by telephone, or by mail. Submitting your vote by proxy will not limit your right to attend the Annual Meeting. If you attend the Annual Meeting virtually or in person, you may vote if you wish to do so, which will supersede your proxy. Your vote is extremely important, so please act at your earliest convenience.

We appreciate your continued interest in Camden National Corporation.

Sincerely,

Lawrence J. Sterrs
Chair of the Board

Gregory A. Dufour
President and Chief Executive Officer

March 15, 2021

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2021

TO THE SHAREHOLDERS OF CAMDEN NATIONAL CORPORATION:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Shareholders of Camden National Corporation, a Maine corporation (the “Company”), will be held on Tuesday, April 27, 2021 at 3:00 p.m., local time, at Camden National Corporation's Hanley Center, Fox Ridge Office Park, 245 Commercial Street, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the "Annual Meeting") for the purpose of considering and voting upon the following matters:

(1)Election of Directors.  To elect four persons to the Company’s Board of Directors, each to serve for a term of three years and until his or her successor is elected and qualified, as more fully described in the accompanying Proxy Statement.

(2)Shareholder “Say-on-Pay.”  To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers (“Say-on-Pay”).

(3)Ratification of Appointment of Independent Registered Public Accounting Firm.  To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

(4)Other Business.  To consider and act upon such other business, matters or proposals as may properly come before the Annual Meeting.

Due to the concerns regarding the public health impact of the coronavirus ("COVID-19"), and to comply with the Governor of Maine’s executive order, which currently prohibits public gatherings above a certain size (the “Executive Order”), shareholders will be permitted to attend the Annual Meeting via live audio webcast.

The Annual Meeting will be held at 3:00 p.m. Eastern Daylight Time on Tuesday, April 27, 2021, at the Company’s Hanley Center, Fox Ridge Office Park, 245 Commercial Street, Rockport, Maine 04856. Shareholders will, however, be permitted to attend the Annual Meeting in person only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. We do not anticipate being able to accommodate shareholders who wish to attend in person.

We strongly urge you to attend the Annual Meeting virtually, and, should you attend the Annual Meeting in person, you may be denied entry in accordance with the Executive Order.

The Board of Directors has fixed the close of business on February 22, 2021 as the record date (the “Record Date”) for determining the shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting. Only shareholders of record of the Company’s common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

Attending by virtual means: You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/CAC2021. To vote your shares or submit questions at the Annual Meeting, you must enter the control number found on your proxy card, voting instruction form or notice you previously received. If you do not have access to your control number, please contact Broadridge at (844) 976-0738 (domestic) or (303) 562-9301 (international). If you hold your shares in a brokerage account and do not have access to your control number, neither the Company nor Broadridge will be able to provide your control number and you will need to contact your broker. If you do not enter your control number at the log-in page, you will be able to join the live audio webcast of the meeting, but you will not be able vote your shares or submit questions at the Annual Meeting.

During the Annual Meeting, we will answer questions that are submitted online by shareholders as time permits. However, we reserve the right to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page. Technical support will be available starting 15 minutes prior to the start of the Annual Meeting.

Voting by virtual means: You will be able to vote your eligible shares while attending the virtual annual meeting by following the instructions on the website at www.virtualshareholdermeeting.com/CAC2021.

YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. TO VOTE YOUR SHARES, PLEASE FOLLOW THE INSTRUCTIONS IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD YOU RECEIVED IN THE MAIL. IF YOU VOTE ONLINE OR BY TELEPHONE, YOU DO NOT NEED TO RETURN A PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, WHICH WILL SUPERSEDE YOUR PROXY. IF YOU HOLD SHARES THROUGH A BROKER, CHECK THE VOTING INSTRUCTIONS PROVIDED TO YOU BY THAT BROKER.

By Order of the Board of Directors,

Ann W. Bresnahan, Secretary
March 15, 2021

PROXY STATEMENT

i

PROXY STATEMENT
TABLE OF CONTENTS
(continued)

ii

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2021

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Camden National Corporation, a Maine corporation (the “Company”), for use at the 2021 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 27, 2021 at 3:00 p.m. local time, at Camden National Corporation's Hanley Center, Fox Ridge Office Park, 245 Commercial Street, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the “Annual Meeting” or the “Meeting”).

Due to the concerns regarding the public health impact of the coronavirus ("COVID-19"), and to comply with the Governor of Maine’s executive order, which currently prohibits public gatherings above a certain size (the “Executive Order”), shareholders will be permitted to attend the Annual Meeting via live audio webcast.

The Annual Meeting will be held at 3:00 p.m. Eastern Daylight Time on Tuesday, April 27, 2021, at the Company’s Hanley Center, Fox Ridge Office Park, 245 Commercial Street, Rockport, Maine 04856. Shareholders will, however, be permitted to attend the Annual Meeting in person only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. We do not anticipate being able to accommodate shareholders who wish to attend in person.

Only shareholders of record as of February 22, 2021 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. Each share is entitled to cast one vote for each of the four candidates to the Company’s Board of Directors and to cast one vote on each of the other matters to be voted on at the Annual Meeting. Cumulative voting is not permitted. As of the Record Date, 14,953,778 shares of the Company’s common stock, no par value (“Common Stock”), were outstanding and entitled to vote at the Annual Meeting.

Electronic Delivery of Proxy Materials
In connection with our Annual Meeting, the Notice of Annual Meeting of Shareholders (the "Notice of Annual Meeting"), Proxy Statement, Proxy Card and 2020 Annual Report were provided to the Company’s shareholders on March 15, 2021. On or about March 15, 2021, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access these materials online. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares. If you received a notice, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

Quorum and Vote Required
The holders of one-third of the total number of outstanding shares of Common Stock entitled to vote, present in person or by proxy, are required for a quorum at the Annual Meeting.

If a quorum is present at the Annual Meeting, an affirmative vote of a majority of the votes cast “for” or “against” a nominee at the Annual Meeting is required to elect each of the four director nominees, and an affirmative vote of a majority of the votes cast “for” or “against” a proposal at the Annual Meeting is required for Proposals 2 and 3.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on each of the three proposals. The Board of Directors recommends a vote “FOR” the election of all four of its nominees for director; “FOR” approval of the compensation of the Company’s named executive officers; and “FOR” the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

Voting
You are encouraged to promptly submit your proxy with voting instructions. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card you received in the mail.

Voting by Mail. Shareholders who wish to vote by mail may do so by requesting printed copies of the proxy materials and completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. Your vote must be received by 11:59 P.M. ET on April 26, 2021. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not direct a vote for each proposal, your proxy will vote your shares “FOR” each of the proposals set forth in the Notice of Annual Meeting for which you do not make a selection.

The proxy also confers discretionary authority with respect to any other business which may come before the Annual Meeting, including rules for the conduct of the meeting. The Board knows of no other matter to be presented at the meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgment if any matters not included in this proxy statement come before the meeting.

Voting by Telephone or the Internet.  If you choose to vote by telephone or the Internet, instructions to do so can be found on the Notice of Internet Availability of Proxy Materials mailed to you on or about March 15, 2021. If you vote by telephone or via the Internet, you need not return a proxy card, but your vote must be received by 11:59 P.M. ET on April 26, 2021.

If your shares are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials supplied by your bank or broker.

Revocability of Proxies
A proxy may be revoked at any time before it is voted at the Annual Meeting by:
•Filing a written revocation of the proxy with the Secretary of the Company, Ann W. Bresnahan, Two Elm Street, Camden, Maine 04843;
•Submitting a new signed proxy card bearing a later date or voting again by telephone or the internet (any earlier proxies will be revoked automatically); or
•Attending and voting virtually or in person at the Annual Meeting, provided that you are the holder of record of your shares.

If you hold your shares in the name of a bank, broker, or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in “street name” through a broker or bank, you may only change your vote virtually if you have access to your control number or in person if you have a legal proxy in your name from Broadridge Financial Solutions or your bank or broker.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 27, 2021:

The Company’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2020 are available free of charge at www.cacannualmeeting.com.

In addition, the Company will provide, without charge and upon the written request of any shareholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the United States Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2020. Requests should be directed to Camden National Corporation, Attn: Investor Relations, P.O. Box 310, Camden, Maine 04843.

Shareholders of record as of the Record Date are cordially invited to attend the Annual Meeting virtually or in person. However, the Company strongly urges you to attend virtually via a live audio webcast. Directions to attend the Annual Meeting where you may vote in person can be found on our website: www.cacannualmeeting.com.

PROPOSALS TO BE VOTED UPON AT ANNUAL MEETING

Election of Directors (Proposal 1)

The Company’s Board of Directors (the "Board") currently consists of ten members. Under the Company’s Articles of Incorporation, the Board is divided into three classes, two classes of four directors each and a class of two directors, with one class of directors standing for election each year. At the Annual Meeting, four directors will be elected to serve for a term of three years and until each such director’s successor is duly elected and qualified. The Board has nominated for election as directors Ann W. Bresnahan, Gregory A. Dufour, S. Catherine Longley, and Carl J. Soderberg. For more information about our nomination procedures please see “Corporate Governance and Risk Committee” on page 13.

For more information about the background of each of the Board's four nominees for director, please see “Current Board Members” on page 7.

The Company’s Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. In a contested election, where the number of nominees exceeds the number of directors to be elected, the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. We expect this year’s election to be an uncontested election, and that the majority vote standard will apply.

Under our Bylaws, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Corporate Governance and Risk Committee would make a recommendation to the Board, within 30 days from the date the election results are certified, about whether to accept or reject the resignation, or whether to take other action, and the Board would act on the Corporate Governance and Risk Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. All of the Company's nominees for director for the Annual Meeting are currently serving on the Board.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” ALL FOUR OF ITS NOMINEES FOR DIRECTOR.

Non-binding Advisory Vote on Compensation of the Company's Named Executive Officers (Proposal 2)

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board is submitting for shareholder approval, on an advisory basis, the compensation paid to the Company’s named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K promulgated under the Exchange Act.

The resolution that is the subject of this proposal is a non-binding advisory resolution. Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by the Company or the Board or to create or imply any change to the fiduciary duties of the Board. Furthermore, because this non-binding advisory resolution primarily relates to compensation of the named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions. However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

The Company has five named executive officers who are currently employed by the Company: Gregory A. Dufour, Gregory A. White, Joanne T. Campbell, Timothy P. Nightingale and Patricia A. Rose. Given that Deborah A. Jordan relinquished her role as Chief Financial Officer ("CFO") of the Company and the Bank on April 15, 2020 and subsequently retired from the Company, effective June 10, 2020, for purposes of this Proxy Statement, we collectively refer to Gregory A. Dufour, Gregory A. White, Joanne T. Campbell, Timothy P. Nightingale and Patricia A. Rose as our “continuing named executive officers.” The Company’s compensation program is designed to attract, motivate and retain its named executive officers, who are critical to the Company’s success, by offering a combination of base salary and annual and long-term incentives that are closely aligned to the annual and long-term performance objectives of the Company. Please see “Compensation Discussion and Analysis” beginning on page 22 for additional information about the Company’s executive compensation programs.

For these reasons, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of Camden National Corporation hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2.

Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 3)

The Board has appointed RSM US LLP ("RSM") as the Company’s independent registered public accounting firm for the Company's 2021 fiscal year. Representatives of RSM are expected to attend the Annual Meeting. The representatives are expected to be available to respond to questions and will have an opportunity to make a statement, if they desire to do so.

The Company is asking shareholders to ratify the selection of RSM as its independent registered public accounting firm because it believes it is a matter of good corporate practice. If shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain RSM, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and shareholders.

Services Rendered By and Fees Paid To Independent Registered Public Accounting Firm.  The following table describes the services rendered by RSM and fees paid for such services by the Company for the years ended December 31, 2020 and 2019.

	For The Year Ended December 31,
Type of Fee	2020	2019
Audit Fees(1)	$530,650	$436,675
Audit-Related Fees(2)	8,000	8,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—
(1)The aggregate fees for professional services rendered for the audit of the Company’s annual financial statements in compliance with the Sarbanes-Oxley Act of 2002 ("SOX"), internal control reporting under Section 404 of SOX, review of financial statements included in the Company’s Form 10-Qs, consent procedures, and audit requirements for the U.S. Department of Housing and Urban Development for supervised mortgagees.
(2)The aggregate fees for assurance and related services rendered related to the performance of the audit or review of the Company’s financial statements. These services related primarily to the audit of the Company’s Uniform Single Attestation Program for Mortgage Bankers.
(3)The aggregate fees for professional services rendered for tax compliance, tax audit assistance, tax advice and tax planning. There were no such tax services rendered for the years ended December 31, 2020 and 2019.
(4)There were no other services rendered for the years ended December 31, 2020 and 2019.

The Audit Committee of the Board pre-approved all services provided by the principal accountant during the years ended December 31, 2020 and 2019. Each service to be provided by the principal accountant is presented for pre-approval at the Audit Committee’s regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3.

Other Matters

The proxy also confers discretionary authority with respect to any other business which may come before the Annual Meeting, including rules for the conduct of the meeting. The Board knows of no other matter to be presented at the meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgment if any matters not included in this proxy statement come before the meeting.

COMMITMENT TO CORPORATE SOCIAL RESPONSIBILITY

We are aware that our success allows us to be able to have a positive impact on our customers, our employees, the communities in which we operate and the planet. We are dedicated to giving back to our communities, fostering a workplace with diversity and inclusion, sustaining the environment and practicing sound ethics. These practices help to support our profitable and responsible growth, retain skilled and dedicated employees and promote our brand in the communities we serve. We prepared our inaugural Environmental, Social and Governance ("ESG") Report in early 2020. You can read that report and information on our related initiatives under the "Investor Relations" tab at www.CamdenNational.com. Our 2020 Environmental, Social and Governance Report and our website are not a part of, or incorporated by reference in, this proxy statement for any purpose.

BOARD OF DIRECTOR AND CORPORATE GOVERNANCE INFORMATION

Current Board Members
Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The ages of the board nominees and continuing directors have been presented as of December 31, 2020. Camden National Bank (the "Bank") is a wholly-owned subsidiary of the Company.

		First Year Elected or Appointed as Director of the:
Name	Age	Company	Bank	Term Expires
Ann W. Bresnahan	69	1990	1990	2021
Gregory A. Dufour(1)	60	2009	2004	2021
S. Catherine Longley	66	2014	n/a	2021
Carl J. Soderberg	58	2015	2015	2021
Craig N. Denekas	56	2017	n/a	2022
David C. Flanagan	66	2005	1998	2022
Marie J. McCarthy	52	2018	2018	2022
James H. Page, Ph.D.	68	2008	n/a	2022
Robin A. Sawyer, CPA(2)	53	2004	2018	2023
Lawrence J. Sterrs	67	2015	2016	2023
(1)Mr. Dufour serves as the President and Chief Executive Officer ("CEO") of the Company and the Bank.
(2)Ms. Sawyer served as a director of the Company from 2004 until her resignation in 2017. She was reappointed as a Director in 2018.

There are no arrangements or understandings between any director or any other persons pursuant to which any of the above directors has been selected as a director or nominee for director. There are no “family relationships” between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer, as the SEC defines that term.

Board Nominees

Ann W. Bresnahan, 69
Director of Camden National Corporation since 1990

Camden National Corporation Committee Membership:	Career Highlights:
• Audit Committee	• Community Leader
• Governance and Risk Committee
Other Directorships:
• Camden National Bank

Experience and Qualifications: Ann W. Bresnahan has been a full-time volunteer and civic leader since 1970. Ms. Bresnahan has been involved with PenBay Healthcare since 2005, where she served on the Investment Committee and was a member of the PenBay Physicians and Associates Committee. She is a past chair of PenBay Healthcare Foundation and continues to serve as a board member of the PenBay Waldo Development Committee of Coastal Healthcare Alliance. Ms. Bresnahan is co-chair of the capital campaign for this development committee and she also sits on the Maine Medical Center campaign cabinet. She is currently treasurer and board member of Partners for Enrichment. Ms. Bresnahan’s experience in foundations and trusts contributes to her ability to provide insight into our wealth management line of business in her role as Chair of the Bank’s Trust Committee. Ms. Bresnahan has a long history of supporting various community organizations and truly understands Maine. Her extensive history on the Board allows her to apply her overall knowledge and insights to her director role, along with her active participation on the Audit Committee and the Governance and Risk Committee. Ms. Bresnahan currently spends her time focused on civic leadership by contributing her talents and skills to a number of non-profit entities focused on the health, enrichment and long term growth of the people of Maine.

Gregory A. Dufour, 60
Director of Camden National Corporation since 2009

Camden National Corporation Committee Membership:	Career Highlights:
• Capital Planning Committee • Technology Committee	• President and CEO of Camden National Corporation • President and CEO of Camden National Bank
Other Directorships:
• Camden National Bank

Experience and Qualifications: Mr. Dufour has served as President and Chief Executive Officer ("CEO") of the Company since January 2009. Mr. Dufour joined the Company in April 2001 as Senior Vice President of Finance. In August of 2002, he assumed additional responsibility for Operations and Technology until December 2003. In January 2004, Mr. Dufour was named Chief Banking Officer for the Company and President and Chief Operating Officer for Camden National Bank, and in January 2006, he became President and CEO for Camden National Bank. He also serves on the board of directors of Camden National Bank. Prior to joining the Company, Mr. Dufour was Managing Director of Finance and a member of the Executive Operating Group for IBEX Capital Markets in Boston, Massachusetts. In addition to his experience at IBEX, Mr. Dufour held various financial management positions with FleetBoston Corporation and its affiliates, including Vice President and Controller of Debt Capital Markets, Controller of Investment Banking and Banking Group Controller. Mr. Dufour’s extensive business and finance background, demonstrated ability in the areas of Mergers and Acquisitions, organic growth, employee engagement and strategic leadership to effectively manage growth, strong regulatory expertise and leadership capability contributes to his active support in of the Board in his director capacity. Mr. Dufour has served in various volunteer capacities on numerous community-related organizations and currently serves as trustee of Coastal Healthcare Alliance system in Rockport, Maine and as trustee and chair of the board of Maine Health in Portland, Maine.

S. Catherine Longley, 66
Director of Camden National Corporation since 2014

Camden National Corporation Committee Membership:	Career Highlights:
• Audit Committee Chair	• Executive Vice President and Chief Operating Officer of The Jackson Laboratory
• Capital Planning Committee	• Former Senior Vice President for Finance and Administration and Treasurer at Bowdoin College

Experience and Qualifications: Ms. Longley is currently the Executive Vice President and Chief Operating Officer of The Jackson Laboratory, in Bar Harbor, Maine, a position she has had since July 2018. She previously served as Vice President and Chief Financial Officer of The Jackson Laboratory for two years. Prior to joining The Jackson Laboratory, Ms. Longley served for fourteen years as Senior Vice President for Finance and Administration and Treasurer at Bowdoin College in Brunswick, Maine. She also served as the commissioner of the Maine Department of Professional and Financial Regulation in the cabinet of former Governor Angus S. King, Jr. from 1995 - 2002. Ms. Longley started her career practicing law at the firm of Verrill LLP located in Portland, Maine where she became a partner in its corporate law department. Ms. Longley’s extensive background in law, banking regulation, as well as, direct oversight and active engagement in financial oversight roles makes her an asset to the Board and is the Company’s designated “Financial Expert” under the NASDAQ rules. Her career experience has resulted in Ms. Longley’s expertise in understanding financial statements and accounting methodologies which is essential to her service as the Audit Committee Chair; the Audit Committee “Financial Expert”; as well as, her role as a member of the Capital Committee. Ms. Longley’s strong knowledge of the Maine market and broader global experience lends support to the Company from a strategic and competitive perspective.

Carl J. Soderberg, 58
Director of Camden National Corporation since 2015

Camden National Corporation Committee Membership:	Career Highlights:
• Governance and Risk Committee	• President of Soderberg Company
• Technology Committee
Other Directorships:
• Camden National Bank

Experience and Qualifications: Mr. Soderberg is currently the President of Soderberg Company, Inc., a construction firm that has been in business for over 50 years which he has led since 1992. Soderberg Company, Inc. is a family owned business serving all of Maine, completing highway and airport construction, as well as, heavy civil construction work. Mr. Soderberg also continues to develop commercial real estate throughout Maine through Nordic Properties and CSS Development, Inc. Mr. Soderberg brings his understanding of Maine, his small business experience, which includes skills in leadership, decision making, business operations, employee relations and real estate expertise, to his role as a director and as Chair of the Bank’s Director Credit Committee. Mr. Soderberg’s prior board experience contributes to his strong understanding of regulatory, investor and governance requirements which contribute to his impact on the Governance and Risk Committee. Mr. Soderberg is currently on the Board of Directors for Cary Medical Center, serving on the Strategic planning committee and as Chair of the Finance committee. He also serves as a Director for the Bigrock Mountain ski area and Northern Skiers Club.

Continuing Directors
Craig N. Denekas is a Trustee and the Chairman and CEO of the Libra Foundation, Portland, Maine. This is a private grant-making charitable foundation with a mission of maintaining a balance and diversity of giving throughout the state of Maine and across all populations. Prior to joining the Libra Foundation in 2001 and serving in multiple leadership positions before his appointment as Chief Executive Officer, Mr. Denekas was a director and shareholder at the law firm of Perkins, Thompson in Portland, Maine for over a decade. He has served as a trustee and director of various organizations, including the Barbara Bush Foundation for Family Literacy based in Florida, and the Fisher Charitable Foundation of Maine, and was previously chairman of the board of trustees of Maine Public Broadcasting.

David C. Flanagan has served as President of Viking Lumber, Inc., a family-owned lumber and building supply business operating for over 75 years, since 1990. Viking Lumber currently employs over 200 people through its ten locations throughout mid-coast, downeast and central Maine. Mr. Flanagan currently serves on the board of directors of Coastal Healthcare Alliance, where he is Treasurer.

Marie J. McCarthy is currently the Chief Operations and People Officer at L.L. Bean, and has been with L.L. Bean since 1993. Working primarily in Human Resources throughout her career, her role has expanded in recent years to include current oversight of Operations, including Fulfillment, Returns, Manufacturing, Customer Satisfaction, and Corporate Facilities, in addition to Human Resources, and Health, Safety and Wellness. She is a member of L.L. Bean’s Investment Committee, is Chair of the Benefits Committee, is a member of the Retail Real Estate Committee that governs store selection/construction, and convenes the Corporate Real Estate Committee that oversees all corporate holdings. Ms. McCarthy currently serves on the board of directors of Maine Health and has worked with a number of other non-profit organizations over the years.

James H. Page, Ph.D. served as the Chancellor of the University of Maine System for seven years prior to his retirement in 2019. Dr. Page had executive oversight responsibilities for the overall governance and administration for the University of Maine System including its seven campuses, law school, and associated programs and facilities. Through his role he was uniquely positioned to understand the challenges of the State of Maine. He was responsible for a significant number of employees, contract negotiations, multiple geographic locations and the challenge of operating a large entity.

Robin A. Sawyer, CPA served for five years as Vice President of Corporate Finance and Corporate Comptroller at WEX Inc., prior to her retirement in 2018. Before joining WEX Inc., Ms. Sawyer spent more than 10 years as Vice President and Corporate Controller at Fairchild Semiconductor International, Inc. She is the former Director of Financial Planning and Reporting at Cornerstone Brands, Inc., and she formerly worked at Baker, Newman & Noyes, LLC and its predecessor firm of Ernst & Young. She serves on the board of directors of the Gulf of Maine Research Institute, where she is Treasurer, Chair of the Finance Committee, and a member of the Executive Committee.

Lawrence J. Sterrs has served as the chair of the board of directors of UniTek, Inc. and its telecom subsidiary, UniTel, Inc. since 1994. Mr. Sterrs formerly served as the Chief Executive Officer of both companies until 2003, and, since that time has continued to serve as Vice President of both companies. Mr. Sterrs began his 45-year telecom career working with ConTel Corporation across the Northeast where he held executive leadership positions in network design and planning, legislative and regulatory strategy, project and operations management. After leaving ConTel Corporation as Assistant Vice President, Mr. Sterrs worked at the accounting and consulting firm of BerryDunn as manager of telecommunications consulting where he specialized in telecom mergers, acquisitions and regulatory and legislative strategy development. Mr. Sterrs has been appointed by several Maine Governors to various task forces and steering committees, and has served as the vice-chair of the Maine Telecommunications Infrastructure Steering Committee. Mr. Sterrs is also the Chairman and CEO of the Unity Foundation. Mr. Sterrs currently serves on several boards in both the for-profit and non-profit areas.

Corporate Governance Information
We operate within a comprehensive plan of corporate governance for the purpose of defining director independence, assigning Board responsibilities, setting high standards of professional and personal conduct for directors, officers, and employees, and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Board has adopted a set of Corporate Governance Guidelines that provides additional information on board governance- related matters. The Board has also adopted a Code of Business Conduct and Ethics (the "Code") that applies to our directors, employees and officers. The Code covers compliance with law; fair and honest dealings with the Company, with competitors and with others; fair and honest disclosure to the public; and procedures for compliance with the Code. You can review our Corporate Governance Guidelines and Code of Business Conduct and Ethics on our website located under the "Investor Relations" tab at www.CamdenNational.com. Any material amendments to either of these documents, or waivers of the Code (to the extent applicable to any of our directors or executive officers), will be disclosed promptly under the “Investor Relations” tab at www.CamdenNational.com.

    The Board and its Committees oversee:
•Management’s development of the Company's five-year strategic plan and the annual financial operating plan, and monitoring the implementation and progress of these plans.
•Our Company’s practice of high ethical standards and ensuring effective policies and practices exist to protect the reputation and assets of the Company.
•Our audit functions and SOX program, our independent registered public accounting firm, and the integrity of our financial statements.
•Our Company’s creation and administration of appropriately designed compensation programs and plans.
•Management’s identification, measurement, monitoring and control of the Company's material risks, including: Capital; Compliance and Legal; Credit; Interest Rate; Liquidity; Market; Operational; People and Compensation; Reputation; Strategic Alignment; Technology, including cybersecurity; and Vendor and Third Party.

    Other responsibilities of the Board and its Committees include:
•Overseeing succession planning for our Board, CEO and other key executive management.
•Completing an annual formal self-evaluation of our Board.
•Identifying and evaluating director candidates and nominating qualified individuals to serve on our Board.
•Reviewing our CEO’s performance and approving the total annual compensation of our CEO and other executive officers.

Leadership Structure
The leadership structure of the Company is determined by the Corporate Governance and Risk Committee. The Corporate Governance and Risk Committee proposes director nominees to the Board for election by the shareholders, including any management directors. Except for the CEO of the Company, all directors of the Company are considered “independent” directors. The Chair of the Board is an independent director and, in accordance with the charter of the Corporate Governance and Risk Committee, serves as the Chair of the Corporate Governance and Risk Committee. The current policy of the Board is that the offices of the Chair of the Board and CEO should be separate and the Chair of the Board should be selected from among the independent directors. Management directors do not serve as Chairs of any of the Board’s Committees nor do they participate in the Corporate Governance and Risk Committee or Compensation Committee meetings unless by invitation of the committee chair. Upon our CEO's retirement from his/her management role, he or she shall also offer to tender to the Board his or her resignation as a member of the Board effective immediately concurrent with the retirement. The Corporate Governance and Risk Committee shall evaluate the appropriateness of the former officer’s continued service on the Board in light of the new circumstances, including any impact to the independence of the Board as a whole, and then recommend to the Board whether the Board should accept the resignation. The Corporate Governance and Risk Committee nominates the Chair and, if appropriate, Vice Chair roles for election by the entire Board. The independent directors meet in executive session periodically to ensure that there is adequate oversight of management and to ensure that there is ample time to assess the Company’s activities separate from management.

Shareholder Communication with the Board
Our shareholders may communicate directly with the members of the Board by writing directly to those individuals c/o Camden National Corporation at the following address: Two Elm Street, Camden, Maine 04843. Our policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual director.

Shareholder Director Nominations
Nominations for election to the Board may be made by any shareholder of the Company. Such nominations must be made in writing and delivered or mailed to the Secretary of the Company no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days before, or delayed by more than 60 days after, such anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice is required to set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In addition, the nominating shareholder shall furnish (a) as to the nominating shareholder and the beneficial owner, if any, on whose behalf the proposal is made the name and residence address of the nominating shareholder; and (b) the number of shares of Common Stock owned by the nominating shareholder. The Chairperson presiding at the Annual Meeting may disregard any nominations not made in accordance with these requirements, and may instruct the inspector of election to disregard all votes cast for such nominee. If a shareholder should propose a candidate, we anticipate that the Corporate Governance and Risk Committee would evaluate that candidate on the basis of the criteria noted above and under "Corporate Governance and Risk Committee" on page 13. For additional information, please refer to Section 2.1 of our Bylaws and to “Shareholder Proposals for Next Annual Meeting” below.

Shareholder Proposals for Next Annual Meeting
Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for the 2022 Annual Meeting of Shareholders must be received by the Company by November 15, 2021. Shareholder proposals must also comply with the requirements as to form and substance established by the SEC for a proposal to be included in the proxy statement and form of proxy. Shareholders may also propose business to be brought before an annual meeting pursuant to our Bylaws. Under our Bylaws, to be timely, a shareholder’s notice to nominate a director for election, or to propose business to be considered by the shareholders, at the 2022 Annual Meeting of Shareholders must be received by the Company no earlier than December 28, 2021 and no later than January 27, 2022.

Director Attendance at Meetings of the Board and its Committees and Annual Shareholder Meeting
During 2020, the Board held nine regular meetings and four special meetings. Each of the directors attended over 90% of the total number of meetings of the Board and the committees of the Board on which he or she served during the year. Although we do not have a formal policy regarding attendance by members of the Board at annual meetings of shareholders, we expect that our directors will attend the Annual Meeting, even though we recognize that directors occasionally may be unable to attend for personal or professional reasons. In 2020, all directors attended the annual meeting of shareholders.

The Board has five standing committees: Corporate Governance and Risk Committee, Audit Committee, Compensation Committee, Capital Planning Committee, and Technology Committee. The following table sets forth the members of the Board and the committees of the Board on which they served:

Name of Director	Corporate Governance and Risk	Audit	Compensation	Capital Planning	Technology
Non-Employee Directors:
Ann W. Bresnahan	Member	Member	—	—	—
Craig N. Denekas	Member	Member	—	Member	—
David C. Flanagan	—	Member	Chair	—	—
S. Catherine Longley	—	Chair	—	Member	—
Marie J. McCarthy	—	—	—	—	Member
James H. Page, Ph.D.	—	—	Member	—	Chair
Robin A. Sawyer, CPA	—	—	Member	Chair	—
Carl J. Soderberg	Member	—	—	—	—
Lawrence J. Sterrs	Chair	—	Member	—	Member
Employee Director:
Gregory A. Dufour	—	—	—	Member	Member

Corporate Governance and Risk Committee
The Company believes that a key element of effective risk management is strong corporate governance, and, accordingly, has combined the oversight of these areas in a single committee, the Corporate Governance and Risk Committee. This committee oversees the annual evaluation of the Board, management and Board committees; oversees the Company’s risk management program; and reviews the adequacy of the Company’s Articles of Incorporation and Bylaws, Code of Business Conduct and the Corporate Governance Guidelines. In 2019, as part of our normal best practice activities, the Company began a review of its corporate documents and in 2020 amended the following documents: Audit Committee Charter and the Audit Committee Complaint Policy, the Company's Bylaws, and its Code of Business Conduct and Ethics Policy, all of which can be located on the "Investor Relations" tab at www.CamdenNational.com.

The Corporate Governance and Risk Committee also assists the Board by identifying and recommending individuals qualified to serve as directors of the Company, and as chairs and members of committees of the Board. The Corporate Governance and Risk Committee is responsible for certain corporate governance practices, including the development of ethical conduct standards for our directors, officers, and employees and an annual evaluation to determine whether the Board and its committees are functioning effectively.

The Corporate Governance and Risk Committee expects to identify nominees to serve as directors of the Company primarily by considering recommendations made by directors, management, and shareholders. The Corporate Governance and Risk Committee considers and evaluates all director candidates recommended by our shareholders in accordance with the procedures set forth in the Corporate Governance and Risk Committee’s charter, including by submitting with any recommendation supporting information outlined in the charter. A shareholder who wishes to recommend a director candidate for consideration by the Corporate Governance and Risk Committee may do so by submitting such recommendation and required supporting information to the Secretary of the Company at Two Elm Street, Camden, Maine 04843, who will forward all recommendations to the Corporate Governance and Risk Committee.

To be considered by the Corporate Governance and Risk Committee, all shareholder recommendations for director candidates must be submitted to the Secretary of the Company not less than 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting.

To date, the Corporate Governance and Risk Committee has not engaged any third parties to assist in identifying candidates for the Board. In general, the Corporate Governance and Risk Committee would expect to re-nominate incumbent directors who express an interest in continuing to serve on the Board. The backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that shall assist the Board in fulfilling its responsibilities. In identifying and evaluating proposed director candidates, the Corporate Governance and Risk

Committee may consider, in addition to the minimum qualifications and other criteria as outlined below, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board:
•Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.
•Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company.
•Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.
•Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.
•Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all the Company's stockholders and to fulfill the responsibilities of a director.
•Nominees will not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board, including in all of the above forms, will be considered.

The Company regards diversity on our Board as fundamental to strong corporate governance and diversity in our management team and workforce as a whole as essential to serving our customers and communities. Currently, women comprise 40% of the Board and 40% of the continuing named executive officers.

The Corporate Governance and Risk Committee also oversees the risk management practices and oversight for the Company. The Corporate Governance and Risk Committee annually reviews the Company’s Risk Appetite Statement, Risk Management Policy, and semi-annually the Risk Assessment Process, and then recommends the policy to the Board for approval. It is the intent of the Company and the Board to ensure, through this policy, which identifies our major areas of risk, and related policies, procedures and programs to manage those risks, that it has a sound enterprise risk management ("ERM") program that identifies, measures, monitors, mitigates, and controls risk in the Company’s systems, processes, and people. Direct oversight and responsibility for the Company’s Risk Management Program is delegated to the Executive Vice President ("EVP") of Risk Management, who is a member of executive management. This structure reflects the Company’s commitment to risk management. The EVP of Risk Management reports to the President and CEO of the Company and provides reports and serves as management’s liaison to both the Corporate Governance and Risk Committee and the Audit Committee. The Company’s Risk Management Program is designed to provide sufficient information to management and the Board to assist them in properly and adequately evaluating the Company’s compliance with the Risk Management Program.

In addition, information security, including cybersecurity, is a high priority for the Company, and its importance has been highlighted by numerous, highly publicized events in recent years that include cyberattacks against financial institutions. The Board, through the various Board and management committees, actively oversees the management of risks related to cybersecurity through the following oversight:
•The Corporate Governance and Risk Committee has oversight of the ERM program, which includes overseeing the completion of the Company’s semi-annual Risk Assessment Process, reviewing the Company's Risk Appetite Statement, Risk Management Policy, and overseeing the ongoing monitoring and reporting through the ERM program.
•The Audit Committee has oversight of the monitoring and testing of the Company's information security-related activities and internal controls governing information technology.
•The Technology Committee is responsible for alignment of the Company’s Technology Plan with the Company’s overall strategic plan and priorities and to reasonably assure that adequate planning, resources, and investment are dedicated to technology that helps to fulfill the Company’s overall strategic objectives.
•The Management Enterprise Risk Management Committee oversees the Company's management of all business risks, including those related to cybersecurity, to reasonably assure that the Company manages risks effectively and makes well-informed decisions, while in pursuit of achieving acceptable returns. The foundation of the ERM program is the ERM framework that identifies and monitors the Company's risk appetite; business strategy and risk coverage; governance and policies; risk data and infrastructure; measurement and evaluation; control environment; risk response and mitigation; and stress testing.

•The Cybersecurity Incident Response Team ("CSIRT") is responsible for defining and carrying out our approach to incident monitoring, detection, response, and reporting. The CSIRT is directed under our cybersecurity response plan, which is part of our information security policy and program.

The Company utilizes the Cyber Assessment Tool ("CAT"), which was issued by the Federal Financial Institutions Examination Council ("FFIEC"), to assist in its evaluation of cybersecurity risks and related preparedness, The Office of the Comptroller of the Currency ("OCC") reviews this tool as part of their annual examination process, of which the findings are reviewed with the Board.

Cybersecurity reports of key performance metrics are provided to the Board on a regular basis. The Company's Information Security Officer prepares and provides periodic training programs to members of the Board to assist the Board in remaining informed of the Company's cybersecurity policies and practices. The Board is responsible for review and approval of the Company's information security policy and program on an annual basis.

There can be no assurance that the Board’s risk oversight structure has identified and addressed every potential material risk, and there may be additional risks that could arise in the Company’s business. Both known and unknown risks could result in potential material financial and/or business losses despite the Board’s efforts to oversee risk.

The Corporate Governance and Risk Committee held five meetings during 2020. The Corporate Governance and Risk Committee operates under a written charter, a copy of which is available on the Company’s website under the "Investor Relations" tab at www.CamdenNational.com.

Audit Committee
The Audit Committee assists the Board in overseeing, among other things: (1) the integrity of the Company’s financial reports, including policies, procedures and practices regarding the preparation of the financial statements, the financial reporting process, disclosures, and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent accountants; and (4) the performance of the Company’s internal audit function and independent accountants.

The Audit Committee meets each quarter with the Company’s independent accountants and management to review the Company’s interim financial results, including the adequacy of the allowance for credit losses, before the publication of quarterly earnings press releases. On a quarterly basis, the Audit Committee also reviews the adequacy of the Company’s internal controls and summaries of regulatory examinations to assess the Company’s program for complying with laws and regulations. The Audit Committee also meets separately each quarter in executive session with the independent accountants. The Audit Committee oversees and approves the selection and performance of the internal auditors and reviews and approves the Company’s internal audit plan. Annually, the Audit Committee also reviews and updates its committee charter, reviews and self-evaluates its performance, and participates in the preparation of the audit report contained in this Proxy Statement.

Although the Audit Committee has the duties and responsibilities set forth above and as set forth in its charter, management is responsible for the internal controls and the financial reporting process, and the independent registered public accounting firm is responsible for performing an independent audit of our financial statements and our internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB") and issuing a report thereon.

The Audit Committee has established procedures for the receipt, treatment, and retention of complaints on a confidential basis. We encourage employees and third-party individuals and organizations to report concerns about our internal accounting controls or auditing matters. The Audit Committee Complaint Procedures are reviewed and approved annually by the Audit Committee, a copy of which is available on the Company’s website under the "Investor Relations" tab at www.CamdenNational.com.

The Board has determined that all four members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards. Additionally, the Board has determined that Ms. Longley qualifies as an “audit committee financial expert” as defined by SEC rules. The Audit Committee met twelve times during 2020. The Audit Committee operates under a written charter, a copy of which is available on the Company’s website under the "Investor Relations" tab at www.CamdenNational.com.

Report of the Audit Committee
In accordance with the Audit Committee charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for expressing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements the PCAOB and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm its written disclosures and letter regarding its independence from the Company, as required by applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm its independence from the Company and management. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence, and concluded that the auditors are independent.

During 2020, the Audit Committee performed all its duties and responsibilities under the Audit Committee Charter. In addition, based on the reports and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for the year ended December 31, 2020, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC. Respectfully submitted by the members of the Audit Committee of the Board:
                S. Catherine Longley, Chairperson
                Ann W. Bresnahan
                Craig N. Denekas
                David C. Flanagan

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC and should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee
The Compensation Committee assists the Board in discharging the Board’s responsibilities relating to compensation of the Company’s directors and named executive officers, and oversees the Company’s overall compensation and benefit programs. The Compensation Committee also reviews the Company’s incentive compensation and other equity plans and recommends changes to the plans as needed. The Compensation Committee reviews components of the compensation plans for the Company’s CEO and other executive officers, including base salary, annual incentive, long-term incentives, benefits and other elements of compensation. In addition to reviewing competitive market factors, the Compensation Committee also examines the total compensation mix, and how each of the elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of the named executive officers are approved by the full Board.

The Compensation Committee met seven times during 2020. The Compensation Committee operates under a written charter, a copy of which is available on the Company’s website under the "Investor Relations" tab at www.CamdenNational.com.

Compensation Committee Interlocks and Insider Participation
Messrs. Flanagan (Chair), Page, and Sterrs and Ms. Sawyer served as members of the Compensation Committee for the calendar year 2020. We have no Compensation Committee interlocks. None of our Compensation Committee members is a current officer or employee of the Company. None of the members of the Compensation Committee has ever served as an officer or an employee of the Company and none of our executive officers has served as a member of a compensation committee or director of any entity which has an executive officer serving as a member of our Compensation Committee or our Board of Directors.

Capital Planning Committee
The Capital Planning Committee assists the Board in discharging the Board’s responsibilities relating to management of capital for the Company and its subsidiaries, and coordinates capital generation and deployment activities. The Capital Planning Committee is also responsible for overseeing compliance with regulations pertaining to capital structure and levels. This committee met four times during 2020.

Technology Committee
The Technology Committee assists the Board in discharging the Board’s responsibilities for alignment of the Company’s Technology Plan with the Company’s overall strategic plan and priorities and to reasonably assure that adequate planning, resources and investment are dedicated to technology that helps to fulfill the Company’s overall strategic objectives. This committee met four times during 2020.

Director Qualifications and Experience
The following table identifies the specific experience, qualifications, attributes, and skills that led to the conclusion by the Board that each director nominee should serve as a director of the Company. The table identifies the specific experience, qualifications, attributes, and skills that the Board would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Corporate Governance and Risk Committee and the Board did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the Annual Meeting. This information supplements the biographical information previously provided. In addition to the information presented regarding each person’s specific experience, qualifications, attributes, and skills that led the Board to the conclusion that he or she should serve as a director, we also believe all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and its shareholders.

Director Qualifications and Experience Table

	Bresnahan	Denekas	Dufour	Flanagan	Longley	McCarthy	Page	Sawyer	Soderberg	Sterrs
Gender
Male	—	X	X	X	—	—	X	—	X	X
Female	X	—	—	—	X	X	—	X	—	—
Business Experience
General Business Acumen	X	X	X	X	X	X	X	X	X	X
Financial Services Industry Knowledge	X	—	X	X	X	—	X	X	X	X
Experience in Managing Growth	—	X	X	X	X	X	X	X	X	X
Experience in Organization Development	X	X	X	X	X	X	X	X	X	X
Executive Experience & Knowledge	X	X	X	X	X	X	X	X	X	X
Financial Service Experience	—	—	X	—	X	—	—	X	X	—
Audit, Compensation or Corporate Governance Experience	X	X	X	X	X	X	X	X	X	X
Regulatory Experience	—	—	X	—	X	—	—	X	X	X
Large Shareholder Relationship Experience	—	—	X	—	X	—	—	X	—	—
Well Connected to the Community	X	X	X	X	X	X	X	X	X	X
Professional Experience	X	X	X	X	X	X	X	X	X	X
Collegiality	X	X	X	X	X	X	X	X	X	X
Industry Experience
Accounting	—	X	X	—	X	—	—	X	X	X
Merchandising	—	—	—	X	—	X	—	—	X	—
Insurance	—	—	—	—	X	—	—	—	—	—
Technology & Cybersecurity	—	—	X	—	—	X	X	—	—	X
Asset Management	X	X	X	—	—	—	—	—	—	X
Community Relations	X	X	X	X	X	X	X	X	X	X
Law	—	X	—	—	X	—	—	—	—	—
Management	—	X	X	X	X	X	X	X	X	X

Board Statement on Diversity, Equity and Inclusion
The Company and its Board of Directors are committed to creating an environment of diversity, equity and inclusion (“DEI”) throughout the organization. The Board has designated the Governance and Risk Committee, led by the Chair, to strengthen the Company’s policies, procedures and actions to further develop a diverse work environment at Camden National Corporation. The Company and the Board of Directors have attained a high level of gender diversity, including having a woman serve as a director since 1990 and having several women executives. As of December 31, 2020, 40% of the Company's Board of Directors and 50% of its executive team were women.

Board Evaluations
On a periodic basis, Board members complete a confidential survey provided through an outside firm which solicits feedback from our directors with respect to the effectiveness of the Board. All nominees who are members of the Board are peer-evaluated and complete a self-evaluation which is reviewed by the Corporate Governance and Risk Committee when recommending a slate of candidates to be nominated by the full Board. Each year, each committee reviews its charter and evaluates performance to the specific committee charter requirements. This evaluation is reflected in the committee minutes that are reported to the Board. The Capital Planning Committee does not currently have a charter, but the Company expects that the Capital Planning Committee will adopt its charter during 2021, after which it will review its charter and evaluate its performance with respect to charter requirements on an annual basis.

Mandatory Director Retirement
The Company's Corporate Governance Guidelines require directors to offer to tender their retirement from the Board immediately upon reaching the age of 72. The Corporate Governance and Risk Committee evaluates the appropriateness of any such director's continued service on the Board and recommends to the Board whether to accept the director's resignation.

Director Stock Ownership Guidelines
The Company’s Corporate Governance Guidelines require directors to beneficially own shares of stock of the Company having a market value of $100,000 (“Qualifying Shares”). The Board may, in its discretion, permit a director to satisfy the Qualifying Shares requirement by agreeing to purchase, within 90 days of such person’s election as a director, at least 100 shares of stock of the Company and applying 100% of such person’s directors fees, after taxes, to purchasing the balance of the Qualifying Shares, subject to trading window requirements.

Anti-Hedging and Pledging Restriction Policy
The Company has adopted a policy that, among other things, prohibits any director or officer from engaging in any hedging transactions (which includes short sale transactions, purchases of Company Common Stock on margin, and buying or selling any puts, calls or other derivative transactions that have the effect of reducing the economic exposure to the shares of Common Stock). In addition, directors and officers are discouraged from pledging Company Common Stock as collateral for a loan, although exceptions to this pledging limitation may be granted for good cause.

Director Independence
The Board has determined that the following directors, constituting nine of the Company’s ten directors, are each an “independent director” as such term is defined in NASDAQ’s listing standards: Messrs. Denekas, Flanagan, Page, Soderberg, and Sterrs; and Mses. Bresnahan, Longley, McCarthy and Sawyer. In determining Mr. Denekas' independence, the Board considered that the Company sublets office space from the Libra Foundation, a non-profit organization where Mr. Denekas is the Chief Executive Officer. The Board concluded that such relationship would not be considered to impair Mr. Denekas’ independence. The Board also has determined that each member of the Corporate Governance and Risk Committee, the Audit Committee, and the Compensation Committee meets the independence requirements applicable to those committees as prescribed by NASDAQ, the SEC, the Internal Revenue Service ("IRS"), and applicable committee charters.

Director Compensation
The following table shows, for the year ended December 31, 2020, information on compensation earned by or awarded to each non-employee director who served on the Company’s Board during 2020:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Changes in Nonqualified Deferred Compensation Earnings(3)	Total
Ann W. Bresnahan	$34,750	$21,529	$—	$—	$56,279
Craig N. Denekas	36,575	21,529	—	—	58,104
David C. Flanagan	47,525	21,529	—	—	69,054
S. Catherine Longley	41,750	21,529	—	—	63,279
Marie J. McCarthy	24,000	21,529	—	—	45,529
James H. Page	31,275	21,529	—	—	52,804
Robin A. Sawyer	32,425	21,529	—	—	53,954
Carl J. Soderberg	32,500	21,529	—	—	54,029
Lawrence J. Sterrs	74,775	21,529	—	—	96,304
(1)Includes fees for which the director has elected to receive shares of our Common Stock in lieu of cash. The number of shares of stock received by each director in lieu of cash during 2020 was as follows: 1,110 shares for Mr. Denekas, 1,440 shares for Mr. Flanagan, 728 shares for Ms. McCarthy, 989 shares for Mr. Soderberg and 566 shares for Mr. Sterrs.
The fees earned for Messrs. Flanagan, Soderberg and Sterrs and Ms. Bresnahan include committee fees received from the Bank. The fees earned for Mr. Sterrs also include fees received as Chair of the Bank.
(2)The amounts shown reflect the aggregate grant date fair value of restricted shares granted during 2020, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718. These amounts do not represent the actual amounts paid to or realized by the directors during 2020. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 17 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 regarding assumptions underlying valuation of equity awards. We maintain an Independent Directors' Equity Compensation Program, which is a sub-plan under the 2012 Equity and Incentive Plan. Under the Directors' Equity Compensation Program, the independent directors of the Company each receive shares of Company stock on an annual basis of approximately $21,500, determined based on the closing share price of a share of Company stock on the date of issuance, which vests based on the terms set by the Compensation Committee annually. Each director received 660 shares of Company stock on May 1, 2020, based on the Company's closing price of $32.62 per share, that vested at grant. At December 31, 2020, none of our directors held any unvested stock or unexercised options.
(3)We maintain a Directors Deferred Compensation Plan. Under this plan, deferred amounts are valued based on corresponding investments in certain investment funds which may be selected by the director. No plan earnings are considered to be “above-market” or “preferential” and as such no amounts are reported in this column.

Director Retainer Fees, Meeting Fees and Equity Grants
Our directors who are also employees do not receive any compensation for serving as directors on our Board or as members of committees thereof. The Company uses cash retainers, per-meeting fees and equity grants to attract and retain qualified candidates to serve on the Board. In the most recent director compensation analysis, the Compensation Committee, with the assistance of Meridian Compensation Partners, LLC ("Meridian"), an independent compensation consultant to the Compensation Committee, researched and analyzed director compensation comparing to the Company's peer group (the same group of banks used to assess executive pay discussed on page 28). Findings showed that the average compensation per director (including cash paid and equity awards) and total Board cost are slightly below the 50th percentile among the Company's peer group. The findings demonstrated that the Company's director compensation program is well-structured and serves to reward activity and leadership. The Company's mix of compensation elements generally aligns with the Company's peer group. Recognizing the need to remain competitive for retention and recruiting purposes, the Board of Directors, effective with the May 2021 annual equity grant date, expect to (i) increase the annual retainer for the Company and Bank Chair from $40,000 to $45,000, (ii) increase the annual retainer for Company directors from $10,000 to $15,000 and for Bank only directors from $7,500 to $15,000, (iii) increase the Board of Directors meeting fee for Bank only directors from $600 to $1,000, and (iv) increase the value of the annual independent director equity grants for Company Directors from $21,500 to $25,000 and for Bank only directors from $15,000 to $25,000.

The following table outlines retainer fees, meeting fees and equity grants paid to directors of the Company and its subsidiaries for 2020:

Compensation Components	Annual Retainer		Meeting Fee	Annual Equity Grant
	Chair	Member
Camden National Corporation Board of Directors	$25,000	$10,000	$1,000	$21,500
Camden National Bank Board of Directors:
Directors of Bank only	—	7,500	600	15,000
Directors of both the Company and Bank	15,000	—	—	—
Audit Committee	10,000	—	825	—
Compensation Committee	7,500	—	825	—
Other Committees including: (i) Capital Planning; (ii) Corporate Governance and Risk; (iii) Technology; and (iv) Camden National Bank Committees	—	—	500	—

Director Deferred Compensation Plan
The Company maintains a Director Deferred Compensation Plan under which each non-employee director of the Company and the Bank may elect to defer all or a portion of his or her annual retainer and/or chair and meeting fees. Under the Directors Deferred Compensation Plan, a participating director may elect from various payment alternatives, but full payout must occur no later than the tenth anniversary of the director’s separation from service. Deferred amounts are valued based on corresponding notional investments in certain investment funds (similar to those offered in the Company’s 401(k) Plan) which may be selected by the director. The Director Deferred Compensation Plan is a nonqualified deferred compensation plan under which distributions are made from the general assets of the Company under the direction and oversight of the Compensation Committee.

Related Party Transactions
The Board has a written Related Party Transactions Policy and uses a centralized process under the EVP of Risk Management’s responsibility to review, monitor and report transactions with related parties. The Related Party Transactions Policy sets forth our policies and procedures for reviewing and approving any transaction with related persons (which include directors, director nominees, executive officers, shareholders holding 5% or more of our voting securities, or any immediate family member or affiliated entity of the foregoing). Our policies and procedures cover, among others, any transaction in which the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, our Company is a participant, and a related person has or will have a direct or indirect material interest (each, a “Related Party Transaction”). Under these policies and procedures, all proposed Related Party Transactions will be submitted by the EVP of Risk Management to the Corporate Governance and Risk Committee or its Chair for approval. Any Related Party Transaction approved by the Chair of the Corporate Governance and Risk Committee must be reported at the next meeting of the Corporate Governance and Risk Committee or the Board. The Corporate Governance and Risk Committee will approve only those Related Party Transactions that it determines in good faith are consistent with the best interests of the Company and its shareholders. If a Related Party Transaction was entered into without being submitted for prior approval, the Governance and Risk Committee would take appropriate action, including, but not limited to, rescission of the Related Party Transaction.

During 2020, there were no Related Party Transactions, other than the financial transactions described below. There were no Related Party Transactions entered into in 2020 for which our policies and procedures were not followed, or that were not required to be reviewed, approved or ratified under our policies and procedures.

The Company’s nominees for directors, continuing directors and executive officers, members of the immediate family of continuing directors and executive officers, and entities which directors, continuing directors or executive officers control (other than subsidiaries of the Company), have had, and are expected to have in the future, loan transactions with one or more of the Company’s subsidiaries. As of December 31, 2020, the outstanding loans, including unused commitments, by the Company’s subsidiary bank to the Company’s nominees for directors, continuing directors and executive officers amounted to an aggregate of approximately $6.3 million. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

All loans made by the Company and its bank subsidiary to directors and executive officers are regulated by the Company’s federal regulators. These regulations (known as “Regulation O”) set forth various practices and reporting requirements for loans to directors and officers. In addition, SOX permits banks and bank holding companies to extend credit to their directors and officers provided that such extensions of credit are (a) made or provided in the ordinary course of the consumer credit business of such issuer; (b) of a type that is generally made available by such issuer to the public; and (c) made by such issuer on market terms, or terms that are no more favorable than those offered by the issuer. We have adopted written policies to implement the requirements of Regulation O, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the Board of Directors of the appropriate subsidiary. We believe that all extensions of credit to our directors and officers satisfy the foregoing conditions.

EXECUTIVE OFFICER INFORMATION

Identification of Named Executive Officers
For 2020, our "named executive officers," as defined in Item 402 of Regulation S-K were as set forth below. Given that Deborah A. Jordan relinquished her role as CFO of the Company and the Bank on April 15, 2020 and subsequently retired from the Company, effective June 10, 2020, for purposes of this Proxy Statement, we collectively refer to Gregory A. Dufour, Gregory A. White, Joanne T. Campbell, Timothy P. Nightingale and Patricia A. Rose as our “continuing named executive officers."

Name	Position with Company or Bank	Age
Gregory A. Dufour	President and Chief Executive Officer	60
Gregory A. White(1)	Executive Vice President, Chief Financial Officer	56
Joanne T. Campbell	Executive Vice President, Risk Management	58
Timothy P. Nightingale	Executive Vice President, Chief Credit Officer	63
Patricia A. Rose	Executive Vice President, Retail and Mortgage Banking	57
Deborah A. Jordan, CPA	Former Executive Vice President, Chief Operating Officer and Chief Financial Officer	55
(1)    Mr. White joined as CFO of the Company and the Bank, effective April 15, 2020.

Refer to the Company's December 31, 2020 Report on Form 10-K, Part I, Item 1. Business — Information about our Executive Officers for additional information on the Company's named executive officers.

All of the named executive officers hold office at the discretion of the Board. There are no arrangements or understandings between any of the Company's executive officers or any other persons pursuant to which any executive officer has been selected as an executive officer. There are no “family relationships” between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer, as the SEC defines that term.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with executive management the Compensation Discussion and Analysis that immediately follows this report, required by Item 402(b) of SEC Regulation S-K. Based on the review and discussion, the Compensation Committee recommended to the Board that the 2020 Compensation Discussion and Analysis be included in the Proxy Statement and incorporated as referenced in our Annual Report on Form 10-K for the year ended December 31, 2020. Respectfully submitted by the members of the Board Compensation Committee:

                                        David C. Flanagan, Chairman
                                        James H. Page, Ph.D.
                                        Robin A. Sawyer
                                        Lawrence J. Sterrs

Compensation Discussion and Analysis

Overview
The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Compensation Committee ensures that the total compensation paid to executives is fair, reasonable, competitive, performance-based and aligns with shareholder interests. The Compensation Committee intends this Compensation Discussion and Analysis to provide full, transparent disclosure of what we believe to be a comprehensive, carefully designed compensation structure that drives long-term shareholder value. Addressed in the discussion are the compensation determinations for the Company’s named executive officers listed in the above table and the rationale for those determinations. Beginning on page 39 are compensation tables for the named executive officers that provide more detailed information.

Executive Summary
The Company achieved several financial, strategic, community and shareholder related objectives in 2020, despite the many challenges faced because of the COVID-19 health pandemic, including, but not limited to:

•Strong financial performance:
◦Record net income of $59.5 million and diluted earnings per share ("EPS") of $3.95 per share for 2020, an increase of 4% and 7% over 2019, respectively.
◦Solid financial returns, as demonstrated by a return on average equity of 11.81%, and return on average assets of 1.23% for 2020.
◦Record residential mortgage originations of $1.0 billion in 2020, an increase of 79% over 2019.
◦Excellent asset quality with net charge-offs of 0.02% of average loans for 2020 and non-performing assets of 0.22% of total assets December 31, 20201.
◦Maintained dividends during 2020 resulting in a dividend payout ratio of 33%.
◦Book value per share increased 14% over last year to $35.50 at December 31, 2020, which included the repurchase of 274,354 shares of common shares.
◦Tier 1 leverage ratio was 9.13% and total risk-based capital ratio reached 15.40% at December 31, 2020, each well in excess of regulatory requirements.

Net Income and Diluted EPS
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
Net Income ($000's)
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Diluted EPS
12/31/16
12/31/17
12/31/18
12/31/19
12/31/20
Period Ended
Net Income
Diluted EPS

•Strong management of the organization through the pandemic. The actions and results included:
◦Prioritizing the safety and health of our employees, customers and communities through multiple actions including:
▪Transitioning over 300 employees to “work from home” locations within one week of when the State of Maine declared a state of emergency.
1 The Company implemented a temporary loan deferral program for its retail and business customers in 2020 in response to COVID-19. The terms of the temporary debt relief program complied with the terms of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") or bank regulatory guidance, and, thus, were not individually assessed, designated or accounted for as troubled-debt restructurings. As the temporary debt relief period ends for its customers, the Company may experience elevated charge-offs and non-performing assets.

▪Limiting access, and in some cases, temporarily closing banking centers due to the pandemic while shifting customer interactions to digital and call center channels, which saw a 23% and 32% increase over 2019, respectively.
◦Implementing a deferred loan program to provide immediate temporary debt relief to over 2,000 retail and commercial loan customers impacted by COVID-19, which resulted in 16.4% of total loans in deferral status as of June 30, 2020. At December 31, 2020, deferred loan balances fell to 0.08% of total loans as customers returned to payment status or reached modified loan terms.
◦Implemented a “No-Layoff” policy through June 30, 2020.
◦Created a $100,000 employee emergency relief fund for those employees who were negatively impacted by the pandemic.

•During 2020, employee engagement scores improved to 60th percentile from 52nd percentile in 2019 as measured by our nationally recognized employee engagement survey firm.

•Awards and recognitions during the year:

Greenwich
CX Leader
2020

2020 GREENWICH CUSTOMER EXPERIENCE LEADER:

U.S. RETAIL BANKING
(3rd year in a row)

U.S. COMMERCIAL SMALL BUSINESS BANKING

FAME
FINANCE AUTHORITY OF MAINE

2020 FINANCE AUTHORITY OF MAINE (FAME) LENDER AT WORK FOR MAINE AWARD
(11 Years)

•Continue to invest in and support our communities:
◦Originated over 3,000 U.S. Small Business Administration Paycheck Protection loans ("PPP loans") totaling $244.8 million during 2020 to qualifying small businesses impacted by COVID-19.
◦Continue to partner with local organizations to combat key issues across the communities and markets served, including homelessness, through our Hope@Home initiative started a few years ago in which the Company has donated over $575,000 to local homeless shelters, as well as food insecurity and domestic violence.

Role of Shareholder Say-on-Pay Votes
The Company provides its shareholders with the opportunity to cast an annual advisory vote to approve the compensation of the named executive officers (“Say-on-Pay”). At the Annual Meeting of Shareholders held on April 27, 2020, 98% of the votes cast on the Say-on-Pay proposal were voted in favor of the proposal. As we evaluated our compensation practices throughout 2020, we were mindful of the strong support that our shareholders expressed for our philosophy of linking compensation to performance and the interests of the Company’s shareholders. As a result, the Compensation Committee continued to apply the same principles and philosophy that it has used in previous years in determining executive compensation and will continue to consider shareholder feedback in the future.

Compensation Best Practices and Sound Governance
Our compensation programs incorporate best practices, including the following:

What We Do		What We Don't Do
✓	Ensure pay for performance alignment	✗	Provide excise tax gross-up on change-in-control payments
✓	Utilize an independent compensation consultant	✗	Allow current payment of dividends on unearned performance shares
✓	Benchmark our practices to ensure executive compensation remains consistent with the market (every other year)	✗	Allow executive officers to engage in hedging transactions
✓	Subject short-term and long-term incentive payments to caps	✗	Maintain employment contracts
✓	Utilize a Management Incentive Oversight Committee to oversee, monitor and assess the risks of all active executive and employee incentive compensation plans
✓	Perform an annual incentive compensation risk assessment
✓	Maintain stock ownership guidelines
✓	Provide a significant portion of executive pay that is performance based
✓	Provide 50% of long-term incentives that are performance-based and only vest upon achievement of predefined goals
✓	Require that change-in-control agreements contain a double trigger (excludes grandfathered Supplemental Executive Retirement Plan ("SERP"))
✓	Maintain a claw-back policy
✓	Maintain a pledging and hedging restriction policy
Compensation Philosophy and Objectives
The Company’s compensation philosophy is to attract and retain highly qualified executives by providing a mix of salary and incentives that appropriately motivate executives while also maximizing shareholder value. This is achieved by establishing meaningful performance goals that discourage risk related behaviors, and ensuring executives have comprehensive knowledge of the total compensation package. The executive compensation programs have been designed to:
•Provide competitive base salaries and short- and long-term incentives that align executives’ interests with the Company’s short- and long-term financial goals;
•Drive performance and motivate executives toward the goal of enhancing long-term shareholder value;
•Balance cash and equity compensation with a focus on increasing an executive’s equity ownership over time;
•Attract and retain highly-qualified executives needed to achieve strategic goals, and maintain a stable executive management group; and
•Allow flexibility in responding to changing laws, accounting standards, and business needs, as well as the constraints and dynamic conditions in the markets in which we do business.

Decisions regarding executive compensation are evaluated in light of the Company’s performance, local and regional job market availability for each position, economic conditions in New England, and the Company’s short- and long-term business plans. Moreover, the Compensation Committee’s goal is to review and analyze each element of compensation, considering the entire compensation package. The Compensation Committee seeks to ensure that rewards for executives, such as annual incentives and equity compensation, are appropriate in relation to shareholder returns for the same period.

Role of the Compensation Committee
The duties and responsibilities of the Compensation Committee include, among other things, overseeing the Company’s overall executive compensation philosophy, measuring performance with respect to established goals and objectives, designing the components of executive compensation, reviewing the Company’s executive compensation plans and the risks these plans pose to the Company, and establishing compensation for the Company’s executive officers. In 2020, the Compensation Committee was composed of four independent directors: Messrs. Flanagan (Chair), Page, and Sterrs and Ms. Sawyer.

The Compensation Committee assists the Board in discharging the Board’s responsibilities related to compensation of directors and executive officers, and oversees the Company’s total compensation, benefits and rewards programs. The Compensation Committee also oversees the preparation of executive compensation disclosures for inclusion in the Company’s annual proxy statement. The Compensation Committee makes compensation decisions for the Company’s named executive officers, including the establishment of frameworks for how executives will be compensated, and approves equity awards at the executive and non-executive levels. The Compensation Committee receives recommendations concerning these matters from the CEO for executive officers and all other employees, other than the CEO. For non-executive officers, the CEO is responsible for establishing the framework, including salary adjustments and annual equity and non-equity incentive plan award amounts, for how these individuals will be compensated. In addition, decisions regarding non-equity compensation for non-executive officers are made by the CEO in conjunction with members of executive management. These decisions are ultimately presented to the Compensation Committee for review. As is the case with the executive officers, the Compensation Committee can exercise its discretion in modifying recommended adjustments or awards for these individuals.

Compensation Committee Activity and Key Initiatives
The Compensation Committee evaluates existing compensation program components on an ongoing basis to maintain the Company’s competitive position in the marketplace and to meet its goal of attracting, motivating, and retaining key executives. The Compensation Committee engages an independent compensation consultant (described below) to provide guidance to the Compensation Committee in several critical areas, such as the impact of regulation on compensation and incentive practices, benchmarking and best practice analysis, understanding shareholder perspectives, assessing director and executive compensation, regulatory reporting support, peer group analysis, policy and procedure review, education, and trends and changes.

The Compensation Committee met seven times in 2020 and completed the following initiatives:
•Executive Annual Incentive Program (“EIP”) — The Compensation Committee approved the EIP participants, performance metrics, goals and payout targets for 2020. In January 2021, the Compensation Committee reviewed performance for executives against Company-wide performance measures set for 2020, and recommended to the Board that it approve an award under the 2020 EIP to each executive officer at 152% of target payout. Refer to "Executive Annual Incentive Program" on page 31.
•Long-Term Incentive Plans ("LTIP") — The Compensation Committee reviewed:
◦The 2017 – 2019 LTIP performance level and payout at 122% of target was approved in 2020. Performance shares issued are included in the "Option Exercises and Stock Vested Table" on page 45.
◦The 2018 – 2020 LTIP performance level for the cumulative diluted EPS metric at 126% of target and as of the date of this Proxy Statement, the determination of performance level for the relative ROE metric is pending public disclosure of applicable information. Performance shares under the plan are included in the "Outstanding Equity Awards at Fiscal Year-End" on page 43. Refer to "Long-Term Incentive Plan" on page 33 for further details.
◦The 2020 – 2022 LTIP including target awards and key metrics in 2020. Performance shares under the plan are included in the "Outstanding Equity Awards at Fiscal Year-End" on page 43. Refer to "Long-Term Incentive Plan" on page 33 for further details on the program and grants.
•Non-Executive Incentive Payouts and Restricted Stock Grants — The Compensation Committee reviewed management’s recommendation and approved non-executive incentive plan payouts. In 2020, the Compensation Committee recommended, and the Board subsequently approved, granting restricted stock to high performers at the vice president and senior vice president levels. Restricted stock is granted to motivate and retain top performers by providing stock ownership without purchase requirements. Additionally, in 2020, restricted stock units were granted to certain individuals at the vice president and senior vice president level at the time of hire.
•Incentive Risk Review — The Compensation Committee reviewed the incentive risk assessment conducted by the Management Incentive Oversight Committee and ensured the Company's various incentive programs reinforce sound risk management practices. Refer to "Incentive Risk Review" on page 28 for further details.
•New or Amendments to Non-Executive Incentive Plans — The Compensation Committee reviewed and approved one new Retail incentive plan during 2020 and two others in January 2021 for non-executives performing certain retail lending and operational duties. The three new incentive plans are to take effect for 2021.
•Compensation Committee Charter — The Compensation Committee conducted its annual review of its charter with no changes.

•Executive Deferred Compensation Plan ("EDCP") — The Compensation Committee approved a supplemental company contribution to active participants in the EDCP. Refer to "Nonqualified Deferred Compensation Table (EDCP)" on page 47 for further details.
•Executive Stock Ownership Requirements — The Compensation Committee reviewed the current ownership requirements as well as the status of named executive officers meeting those requirements.
•Profit Sharing Contribution — The Compensation Committee approved a performance matrix for the 2020 profit sharing contribution based upon reported net income compared to budget with a contribution range of 0% to 3.0% of employee eligible compensation.

Role of Executives and Senior Management
The Company’s management provides information and input as requested by the Compensation Committee to facilitate decisions related to executive compensation. Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Compensation Committee. The Compensation Committee occasionally requests members of management to be present at meetings where executive compensation and Company or individual performances are discussed and evaluated. Management is free to provide insight, suggestions or recommendations regarding executive compensation. However, only Compensation Committee members are allowed to vote on decisions regarding executive compensation.

In 2020, Heather D. Robinson, Senior Vice President ("SVP"), Chief Human Resource Officer, served as management’s liaison to the Compensation Committee. Ms. Robinson assisted in the administration of executive compensation programs, prepared Compensation Committee and Board meeting materials, worked with consultants and legal counsel engaged by the Compensation Committee, and performed work as requested. Until her retirement, effective June 10, 2020, Deborah A. Jordan, EVP, Chief Operating Officer ("COO"), who also served as the Company's CFO until Gregory A. White's appointment as EVP, CFO, effective April 15, 2020, provided the Compensation Committee with a periodic update of the Company’s financial performance measures under the short- and long-term incentive programs. Subsequent to Ms. Jordan's retirement, updates were provided by Michael R. Archer, SVP, Corporate Controller. Gregory A. Dufour, President and CEO, attended portions of certain meetings at the invitation of the Compensation Committee’s Chair, and made recommendations with respect to base salary, annual incentives, and equity compensation for executive officers who report to him. Mr. Dufour was not present at any Compensation Committee meetings in which his own compensation was discussed or voted on.

Although management may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Compensation Committee periodically meets in executive session without management present.

Role of Consultants and Advisors
The Compensation Committee utilizes the services of various consultants and advisors when deemed appropriate. The Compensation Committee engaged the consulting services of Meridian Compensation Partners, LLC ("Meridian") to provide independent advice and counsel related to executive and board compensation. The Compensation Committee has also used the services of several law firms to ensure compensation plans and programs are properly administered, documented, and meet legal and regulatory requirements.

The Compensation Committee considered the independence of Meridian and its outside legal advisors in light of SEC and NASDAQ rules for compensation committees and compensation consultants, legal counsel and other advisers. The Compensation Committee has on file letters of independence from Meridian and its outside legal advisors addressing the following factors: (1) other services provided to the Company; (2) fees paid by the Company as a percentage of total revenue; (3) policies or procedures maintained by the advisers that are designed to prevent a conflict of interest; (4) any business or personal relationships between the advisers and a member of the Compensation Committee; (5) any Company stock owned by the advisers; and (6) any business or personal relationships between our executive officers and the advisers. The Compensation Committee discussed these considerations and concluded that the work performed by Meridian and the advisers involved in the engagements did not raise any conflict of interest.

Incentive Risk Review
In 2019, a Management Incentive Oversight Committee was created to oversee, monitor and assess the risks of all active executive and employee incentive compensation plans. Annually, the incentive plans are evaluated by the Management Incentive Oversight Committee to ensure risk management processes, risk mitigation practices and the internal control structure are in place, and continue to be appropriate, to maintain the Company’s risk profile within acceptable limits and to ensure that employees are not incentivized to take excessive risk positions. Based upon the review of the triggers that drive awards, the business planning and budgeting processes, the internal controls which support the accurate reporting of actual results, and the risk management processes and mitigating features that ensure that management operates within established risk tolerance guidelines, it was determined that the Company’s incentive plans do not lead to excessive risk taking pursuant to industry standards.

During 2020, the Management Incentive Oversight Committee reviewed three new Retail incentive plans for non-executives performing certain lending and operational duties. One of the three plans was reviewed and approved by the Compensation Committee in late-2020, and the other two were approved in January 2021 by the Compensation Committee. All three Retail incentive plans are to take effect for 2021.

Benchmarking Compensation
The Compensation Committee believes that utilization of appropriate benchmarks for compensation analyses is an effective method for evaluating executive and director compensation. Accordingly, at least every two years, the Compensation Committee engages the compensation consultant to conduct market competitive reviews, which, generally, include an assessment of compensation compared to market (e.g., industry-specific surveys and proxy peer group, where applicable), recommendations for total compensation opportunity guidelines (e.g., base salary, annual and long-term incentive targets), and a high level assessment of performance relative to peers. The Compensation Committee uses this information to determine appropriate salary and incentive levels for executive officers and directors.

In the fall of 2019, the Compensation Committee engaged Meridian, an outside compensation consultant, to update the peer group and conduct a competitive benchmark analysis. Meridian presented results of the benchmark analysis in October 2019, which serves as reference for the Compensation Committee's assessment of the Company's executive pay program and provides insight for determining 2020 and 2021 pay levels and program designs. Based upon advice and assistance received from Meridian, the Company's peer group was objectively determined with peers selected from publicly traded banks who satisfied the following criteria: (1) Geographic Criteria: banks and thrifts headquartered in New England, New York, New Jersey and Pennsylvania excluding New York Metrobanks; and, (2) Total Asset Size Criteria: banks and thrifts with total asset size as of March 31, 2019 ranging from $2.1 billion to $9.0 billion. At that time, the Company was positioned approximately at the median of the peer group in terms of total assets. The Compensation Committee will utilize the following peer group in evaluating 2021 compensation decisions:

Arrow Financial Corporation	Financial Institutions, Inc.	TrustCo Bank Corp NY
Bar Harbor Bankshares	Independent Bank Corp.	United Financial Bancorp, Inc.
Bryn Mawr Bank Corporation	Meridian Bancorp, Inc.	Univest Financial Corporation
Brookline Bancorp, Inc.	Peoples Financial Services Corp	Washington Trust Bancorp, Inc.
Cambridge Bancorp	Republic First Bancorp, Inc.	Western New England Bancorp, Inc.
CNB Financial Corporation	S&T Bancorp, Inc.
Enterprise Bancorp, Inc.	Tompkins Financial Corporation

The Compensation Committee’s competitive pay objective for executive compensation is to target pay at the market median with actual pay varying to reflect Company and individual performance. The Compensation Committee believes targeting market median is necessary to continue to attract and retain the executive talent needed to fulfill the Company’s strategic objectives since it represents compensation levels that are more equivalent to our markets and competitors.

2020 Compensation Program Components
In 2020, the compensation for the named executive officers was comprised of the following elements:

Element	Description	Primary Objectives
Base Salary	Fixed cash payment reflecting the executive’s responsibilities, performance and expertise.	• Foundational element of compensation that reflects role • Recruit and retain executives
Bonus	Discretionary cash award provided to certain executives for their contributions to the Company's performance and strategy, or in connection with an executive's commencement of employment.	• Encourage and reward individual performance relative to Company performance and strategy • Recruit executives
Executive Annual Incentive Program (“EIP”)	Annual cash incentive which is contingent on achievement of Company and individual performance goals related to the current fiscal year. 20% of the cash incentive may be applied to the Management Stock Purchase Plan.	• Encourage and reward individual and overall Company performance relative to current plans and objectives
Long-Term Incentive Plan ("LTIP")	Executives are awarded 50% as performance shares and 50% as time-based restricted stock. The performance shares are granted with the opportunity to earn from 0% to 200% of the target award performance level contingent upon the Company’s achievement of performance objectives over a three-year performance period. The restricted shares vest one-third per year over three years.	• Align the interests of executives with shareholders • Provide retention • Promote achievement of long-term financial and strategic objectives
Management Stock Purchase Plan (“MSPP”)	Executives and officers at the level of vice president and above have the option to receive restricted shares in lieu of a portion of annual incentive at a discount. Shares cliff-vest after two years.	• Promote stock ownership • Align the interests of executives with shareholders • Provide retention
Retirement and Other Benefits	Qualified and non-qualified deferred compensation plans, defined contribution retirement plans, supplemental executive retirement plans (grandfathered plan) and other benefits.	• Provide retention • Maintain competitiveness • Financial security

Emphasis on "At Risk"/Performance-Based Pay
For 2020, 44% of our CEO’s total target compensation and 35% of our continuing named executive officers' total target compensation (i.e., base salary, annual target short-term incentives and target long-term incentives) was “at risk” compensation directly contingent on performance and stock price. This pay mix is consistent with our peer group. Actual annual bonuses and long-term incentive awards are subject to the achievement of pre-established performance targets and designed to link directly to shareholder value. Base salary and other fixed elements of compensation are essential to any compensation program and relevant to the recruitment and retention of top talent. However, we believe that “at risk” compensation for our most senior executives should be a significant portion of their pay mix. Our 2020 compensation reflects this philosophy. The following charts illustrate the 2020 pay mix for our CEO and the average of our other continuing named executive officers at target performance level:

Base Salaries
Base salaries are an essential foundational component of our total compensation program that allows us to recruit and retain talented executives. Base salaries are set at a level that is competitive and appropriate for our market. Base salaries, which are based on an executive’s expected performance against specific job criteria for the current period, are viewed in the context of “total compensation.” We meet these objectives by offering competitive base salaries with periodic adjustments based on peer-group market analysis.

2020 Base Salary of the CEO — The CEO's base salary is reviewed annually by the Compensation Committee in light of (1) overall Company performance; (2) individual performance against written goals and objectives; and (3) a comparison to the median base salaries of CEOs in other similar companies of comparable size and performance characteristics prepared by the

Company's independent compensation consultant. Effective March 1, 2020, the Compensation Committee had determined to increase the CEO's base salary by $26,329, or 4.25%. Mr. Dufour deferred the base salary increase, citing the challenges to the financial services industry during the first quarter of 2020, due to the impact of COVID-19 on the economy and the historically low interest rate environment.

Effective March 1, 2021, the Compensation Committee determined to increase Mr. Dufour’s base salary by first reinstating the previous 4.25% increase that Mr. Dufour deferred in 2020 and providing a 5.25% increase reflecting his current year performance. The Compensation Committee recognized Mr. Dufour’s leadership throughout 2020, which included leading the organization through pandemic related items that contributed to the Company’s record financial performance, and his leadership in supporting the organization’s employees through various actions resulted in an increase in employee engagement. In addition, he effectively recruited and onboarded three executives during 2020. He also provided significant community leadership through his volunteer activities and identification of areas of social need, particularly with respect to homelessness and support for victims of domestic violence.

2020 Base Salaries of Other Named Executive Officers — All other named executive officers’ base salaries are reviewed annually and recommendations are made to the Compensation Committee by the CEO. The 2020 salary increases ranged from 3.0% to 4.0%, effective March 1, 2020, based on (1) overall Company performance; (2) each executive officer's performance against written goals and objectives; (3) increase in areas of responsibility; and (4) a comparison to the median base salaries of comparable executive officers in other companies of similar size and performance characteristics to meet the 50th percentile of market.

2021 Base Salary Changes — Base salary increases made in 2021 for our continuing named executive officers are based on a similar assessment by the Compensation Committee utilizing the 2020 peer group. Increases effective February 28, 2021 are summarized below and are in line with our goal to target median market base salaries and recognize strong performance.

Name	Position	Base Salary Effective 3/1/2020	2020 Base Salary Increase	Base Salary Effective 2/28/21	2021 Base Salary Increase
Gregory A. Dufour	President & CEO	$619,500	—%	$678,353	9.50%	(1)
Gregory A. White	EVP, CFO	$325,000	(2)	$333,938	2.75%
Joanne T. Campbell	EVP, Risk Management	$257,517	3.00%	$270,007	4.85%
Timothy P. Nightingale	EVP, Chief Credit Officer	$316,725	3.00%	$326,227	3.00%
Patricia A. Rose	EVP, Retail & Mortgage Banking	$260,009	4.00%	$275,011	5.77%
(1)    The 9.50% base salary increase for Mr. Dufour is comprised of: (1) the 4.25% base salary increased he received in 2020 but voluntarily deferred due to the challenges presented by COVID-19 and the low interest rate environment and (2) a 5.25% base salary increase in 2021 for his leadership and record financial performance for the Company. See "Base Salaries – 2020 Base Salary of the CEO" above for a further description of these actions.
(2)    Mr. White joined as CFO of the Company and the Bank, effective April 15, 2020. Accordingly, he was not eligible for a base salary increase in 2020.

All continued named executive officers met or exceeded their individual and business area goals and objectives during 2020.

Executive Annual Incentive Program ("EIP")
The EIP is intended to motivate executives to reach or exceed the annual fiscal targets set in the Company's strategic and operating plans, as well as to achieve individual performance goals. The named executive officers, as well as others selected by the Compensation Committee and approved by the Board, were eligible to participate in the EIP in 2020. The EIP has been a successful program in motivating and rewarding achievement of short-term goals and has proven to be an effective recruitment and retention tool for top executives.

The annual EIP for the named executive officers, and other selected members of management, is tied specifically to the achievement of the Company’s annual budget goal as defined as net income before taxes (“NIBT”). The annual budget is approved by the Board. In establishing the annual budget goals for the year, factors considered include: the Company’s strategic initiatives; the current operating environment (i.e. economic, interest rate, regulatory and local); and key financial ratios (i.e. return on assets, return on equity, earnings growth, asset quality and capital ratios) which are reviewed against the prior year's performance, peer group and shareholder expectations.

Each named executive officer has a target incentive opportunity (defined as a percentage of base salary) based on his or her role and the impact of the position on overall Company results. The targeted percentages and range of payouts based on performance are reviewed annually by the Compensation Committee and may be adjusted to reflect market practice or changes in role. The following table represents each named executive officer's 2020 annual incentive opportunity based on actual NIBT as compared to budgeted NIBT:

	2020 EIP Opportunity
	Incentive Opportunity as % of Base Salary
NIBT Performance Level(1)	Gregory Dufour, President & CEO	All Other Named Executive Officers
96% – Threshold Level	8.0%	6.0%
100% – Target Level	40.0%	30.0%
110% – Stretch Level	80.0%	60.0%
(1)    Performance between payout levels is calculated using a straight line interpolation methodology.

Each participant's funded incentive payout is calculated based on the Company's NIBT as compared to budget. Payout can vary from 0% for below threshold performance, 20% for threshold achievement, 100% for target achievement and 200% for stretch performance achievement. Performance between payout levels at or above threshold (i.e., threshold, target and stretch) is calculated using a straight line interpolation methodology. The maximum payout for each participant is capped at 200% of each participant's target opportunity. Unless otherwise determined by the Compensation Committee, each participant's payout will be based 60% on the Company's financial results and 40% on each participant's individual achievements, accomplishments and performance as measured by the Company's CEO at his discretion, except that the Compensation Committee shall determine the CEO's individual performance in its discretion. The Company's CEO, with approval from the Compensation Committee, may provide additional individual funding above 40% for the individual component for exceptional individual performance at his discretion. The Compensation Committee approves all payouts under the EIP and reports the same to the Board.

As of December 31, 2020, there were 12 participants in the EIP, including the named executive officers. Discussion relative to the Company’s performance, as well as performance against individual goals, take place quarterly between each executive and his or her manager, and between the CEO and the Board. Communication at these regular intervals ensures that executives are aware of the Company's and their current levels of performance and are motivated to meet or exceed established goals.

2020 EIP Performance and Payouts — Actual NIBT of $74.4 million was 5.2% above budgeted NIBT of $70.8 million for the year ended December 31, 2012. This resulted in a NIBT performance level of 105.2% and a funded award of 152% of each executives' target opportunity. The Compensation Committee then considered the strategic and financial achievements described in the "Executive Summary" on page 23, as well as each individual's performance in determining the resulting payout. Based upon Company and individual performance, the Compensation Committee approved the payout for each continuing named executive under the 2020 EIP ranging from 144.9% to 160.8% of target. In February 2021, the Board accepted the recommendation of the Compensation Committee to award incentives under the EIP to executive officers in the amounts set forth below:

2020 EIP Performance Award		Incentive Opportunity as % of Base Salary		2020 Incentive
Name	Position	Target(1)	152% Payout(2)	Actual Payout	EIP Payment(3)
Gregory A. Dufour	President & CEO	40.0%	60.8%	60.8%	$376,656
Gregory A. White	EVP, CFO	30.0%	45.6%	44.9%	100,000
Joanne T. Campbell	EVP, Risk Management	30.0%	45.6%	45.5%	116,500
Timothy P. Nightingale	EVP, Chief Credit Officer	30.0%	45.6%	45.6%	143,500
Patricia A. Rose	EVP, Retail & Mortgage Banking	30.0%	45.6%	45.7%	118,000
(1)    Incentive opportunity for 2020 can range from 0% to 200% of target depending on Company and individual performance.
(2)    Represents the incentive payout based upon the Company's 2020 actual NIBT, which exceeded budget by 5.2%, and resulted in a 152% payout opportunity level for each named executive officer.
(3)     The EIP payment is calculated using actual earned salary for 2020. Up to 20% of each payment may be applied to purchase shares under the Management Stock Purchase Plan ("MSPP").

In addition to the 2020 EIP payout, Mr. Nightingale and Ms. Rose were provided a special cash award for their roles and leadership throughout 2020. Mr. Nightingale was provided a special cash award of $6,500 for his leadership in managing the asset quality areas of the Company. He also led the Company's PPP loan and loan deferral program for those borrowers impacted by COVID-19 during 2020. Mr. Nightingale was named EVP, Chief Credit Officer effective September 1, 2020. Ms. Rose was provided a special cash award of $25,000 for her leadership and financial results in the residential mortgage banking area. The Company experienced record residential mortgage volume of $1.0 billion of originations in 2020, which resulted in net revenues of $15.3 million upon sale of these loans in 2020, an increase of 141% over 2019, in addition to the financial benefit of mortgages that were retained and held in the Company's loan portfolio. Lastly, Mr. White received a $50,000 cash award paid in connection with his commencement of employment with the Company as EVP, CFO, effective April 15, 2020.

Management Stock Purchase Plan ("MSPP") — The MSPP, which is a sub-plan of the 2012 Equity and Incentive Plan, is available to employees at the level of vice president and above. This equity incentive compensation plan is designed to provide an opportunity for participants to receive restricted shares of our Common Stock in lieu of a portion of their annual cash incentive payments and to align employee and shareholder interests. Participants may elect to participate on a voluntary basis at either 10% or 20% of their annual cash bonus. The CEO and other named executive officers are required under this plan to participate at the 20% level until their individual stock ownership guideline has been met, then participation is voluntary. Restricted shares are granted at a discount to the fair market value of the stock on the date of the grant as determined by the Compensation Committee, and cliff-vest two years after the grant date if the participant remains employed at the Company for such period. Shares under the MSPP vest immediately provided the participant is age 65 with 5 years of service with the Company. If a participant terminates employment for reasons other than retirement prior to the vesting date, he or she forfeits the unvested shares and is reimbursed for the lesser of the amount originally used to purchase the restricted shares, or the current fair value of the shares on the date of termination. As with the other equity compensation programs, this program encourages investment in the Company and serves as a retention and recruitment tool.

For the 2020 MSPP stock award (issued on March 12, 2020), the discount to the fair market value of the stock on the date of grant was 25%, as approved by the Compensation Committee. On March 12, 2020, the following named executive officers applied up to 20% of his or her bonus under the 2019 EIP to purchase shares, resulting in a total of 4,405 shares purchased under the MSPP at a price of $23.15 per share (a discount of $7.72 per share).

		2020 MSPP Stock Awards (for 2019 EIP)
Name	Position	Number of Shares	Vesting Period
Gregory A. Dufour	President & CEO	2,978	2 Years
Timothy P. Nightingale	EVP, Chief Credit Officer	555	2 Years
Patricia A. Rose	EVP, Retail & Mortgage Banking	872	2 Years

Long-Term Incentive Plan ("LTIP")
Awards made under the LTIP are used to achieve multiple goals: (1) reward performance of predefined three-year performance goals, (2) align executive incentive compensation with increases in shareholder value; and (3) use equity compensation with multi-year vesting schedules to retain key employees. As of December 31, 2020, there were 9 participants in the LTIP, including the continuing named executive officers.

2020 – 2022 LTIP Design and Awards — The 2020 – 2022 LTIP consists of a combination of time-based equity awards in the form of restricted stock awards (50%) and performance-based equity awards in the form of performance shares (50%). This is designed to meet the Company's objectives to reward executives for driving long-term performance, align executives with shareholder interests and bolster retention of high performing executives.

Each named executive officer has a predetermined target award level, which is reflected as a percentage of his or her base salary at the beginning of the three-year period, determined based on competitive market data for each role. Restricted stock awards vest one-third each year over a three-year vesting period. Performance-based equity awards (performance shares) cliff-vest at the end of each three-year performance period, if the predefined performance measures are met. Participants receive an award in accordance with the performance level achieved, paid in Company shares. If a minimum level of performance is not achieved, the performance-based grants are forfeited.

The grants awarded in 2020 for the 2020 – 2022 LTIP are summarized in the following table and reported in our “Grants of Plan-Based Awards" on page 41:

2020 – 2022 LTIP Grant
Name	Position	Grant as % of Salary	Total Value	Time-Based Shares Value(1)(2)	Performance-Based Shares Value(3)
Gregory A. Dufour	President & CEO	40%	$247,770	$123,885	$123,885
Gregory A. White	EVP, CFO	25%	$74,478	$37,239	$37,239
Joanne T. Campbell	EVP, Risk Management	25%	$64,360	$32,180	$32,180
Timothy P. Nightingale	EVP, Chief Credit Officer	25%	$79,154	$39,577	$39,577
Patricia A. Rose	EVP, Retail & Mortgage Banking	25%	$65,000	$32,500	$32,500
(1)     The values reported reflect the aggregate grant date fair value of the stock award, as determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 17 of the Company’s consolidated financial statements for the year ended December 31, 2020.
(2)     The restricted stock awards vest over a three-year period. The restricted stock issued to the continuing named executive officers on April 28, 2020 amounted to: 3,869 shares for Mr. Dufour; 1,163 shares for Mr. White; 1,005 shares for Ms. Campbell; 1,236 shares for Mr. Nightingale; and 1,015 shares for Ms. Rose. The number of shares granted was determined by taking the total value and dividing by the April 28, 2020 closing share price of $32.02.
(3)     The performance shares are tied to performance goals (see below) set at the beginning of the three-year performance period. The actual shares earned at the end of the three-year period will range from 0% to 200% of the target depending upon the Company's actual performance against the three-year performance metrics. The value presented assumes achievement of target.

The Compensation Committee selected two financial metrics as the performance metrics for the performance shares granted as part of the 2020 – 2022 LTIP awards: (1) Tangible Common Equity Ratio ("TCE Ratio") and (2) Relative Return on Average Equity (“ROAE”), each weighted equally. The TCE Ratio will be evaluated relative to predefined internal goals that the Compensation Committee believed represented strong performance and the Return on Average Equity will be evaluated relative to an Industry Index. The TCE Ratio was identified as an appropriate performance measure in April 2020 in response to COVID-19 and the uncertainty across the global economies and markets, and specifically within the financial industry. ROAE was identified as an appropriate performance measure as it promotes long-term shareholder value.
•TCE Ratio: TCE ratio defined as the ratio of tangible common equity to tangible assets. Performance will be measured based on the TCE Ratio at the end of the three year performance period as reported in the financial statements against predefined internal goals, and performance between payout levels at or above threshold (i.e., between the predefined internal threshold, target and stretch levels) is calculated using a straight line interpolation methodology.
•Relative ROAE: ROAE is defined as net income as a percentage of average equity as reported in the financial statements. ROAE performance is measured by the percentile rank of three-year average ROAE relative to an Industry Index (SNL Small Cap U.S. Bank Index, NYSE, NYSE MKT and NASDAQ traded commercial banks with assets between $2 billion and $10 billion as of December 31, 2019). Performance between payout levels at or above threshold (i.e., between the threshold, target and stretch levels noted below) is calculated using a straight line interpolation methodology.
◦Threshold level (50% of target): requires performance at the 50th percentile
◦Target level (100%): requires performance at the 60th percentile
◦Stretch level (200% of target): requires performance at or above the 80th percentile

The Compensation Committee set performance metrics for the 2020 – 2022 LTIP performance shares that focused on financial ratios and measures that were meaningful to shareholders. The performance metrics selected were based upon review of performance metrics used by banks in the Company’s proxy peer group, and in response to COVID-19. In addition, the LTIP performance measures are subject to adjustment in the event of a merger or acquisition.

2018 – 2020 Plan Performance Share Results — The table below shows the performance metrics that will be used by the Compensation Committee to determine the performance share awards for the 2018 – 2020 LTIP performance period. The 2018 – 2020 LTIP is based on two performance metrics, (1) three-year cumulative diluted EPS and (2) relative return on equity, measured by the percentile rank of three-year average ROE relative to an Industry Index measured financial statements for such companies within the Industry Index (SNL Small Cap U.S. Bank Index, NYSE, NYSE MKT and NASDAQ traded commercial banks with assets of $2.0 billion to $10.0 billion as of December 31, 2017) weighted equally, as shown below. As of December 31, 2020, the performance shares payout for the three-year cumulative diluted EPS performance metric was at 126% of target. As of the date of this Proxy Statement the Compensation Committee was unable to determine the level of achievement of the Relative ROE metric as all companies within the applicable Industry Index, described above, had not yet filed their respective December 31, 2020 year-end financial statements, which are required to complete the applicable performance calculations. Accordingly, payout for the 2018 – 2020 LTIP performance shares is expected to occur in April 2021 after such information has been made publicly available.

	Weighting	Threshold Level	Target Level	Superior Level	Actual End of Year 3	% of Target
Performance Metrics
Three-year Cumulative Diluted EPS	50%	$9.92	$10.65	$12.11	$11.03	126%
Relative ROE	50%	40%	55%	80%	(1)	(1)
(1)    As noted above, the determination of performance level for the relative ROE metric is contingent on disclosure of applicable information by companies within the applicable Industry Index. As of the date of this Proxy Statement, such information has not been made publicly available.

Performance Shares Vested under 2018 – 2020 LTIP to the Continuing Named Executive Officers:
Name	Position	2018 – 2020 Plan at 126% of Target: Three-year Cumulative Diluted EPS Component(1)	2018 – 2020 Plan at 200% of Target: Relative ROE Component(2)	Total Performance Shares Vested under 2018 – 2020 Plan(3)
Gregory A. Dufour	President & CEO	1,697	2,692	4,389
Gregory A. White	EVP, CFO	144	227	371
Joanne T. Campbell	EVP, Risk Management	428	678	1,106
Timothy P. Nightingale	EVP, Chief Credit Officer	530	841	1,371
Patricia A. Rose	EVP, Retail & Mortgage Banking	435	690	1,125
(1)     Represents the performance shares vested under the 2018 – 2020 LTIP for the three-year cumulative diluted EPS component at 126% of target, determined using the Company's closing market price of $44.56 on April 24, 2018 (the grant date for the 2018 – 2020 LTIP).
(2)     Represents the performance shares to be issued under the 2018 – 2020 LTIP for the Relative ROE component at 200% of target, determined using the Company's closing market price of $44.56 on April 24, 2018 (the grant date for the 2018 – 2020 LTIP). The Company's Relative ROE performance to the Industry Index (SNL Small Cap U.S. Bank Index, NYSE, NYSE MKT and NASDAQ traded commercial banks with assets of $2.0 billion to $10.0 billion as of December 31, 2017) is tracking at 200% of target as measured over the period January 1, 2018 – September 30, 2020.
(3)    As noted above, this assumes that the Relative ROE component of the 2018 – 2020 LTIP is earned at 200% of target, as based on actual performance measured through September 30, 2020. Actual awards to be earned for the Relative ROE component of the 2018 – 2020 LTIP will be based on final reported financial results of the companies within the Industry Index, defined above, and may be less than the level assumed herein. This performance determination is expected to occur in April 2021 after such information has been made publicly available.

Retirement and Other Benefits
We offer a qualified deferred compensation plan and a non-qualified executive deferred compensation plan to provide our employees tax-advantaged savings vehicles. The plans enhance our ability to attract and retain key employees by providing a comprehensive total rewards package. Discretionary matching contributions are provided to participants in both the qualified and non-qualified plans in an effort to encourage employees to save for retirement.

Camden National Corporation 401(k) Plan and Profit Sharing Contributions — All employees, including our named executive officers, are eligible to participate in the qualified deferred compensation plan, referred to as the Camden National

Corporation 401(k) Plan. Participants may contribute pre- and post-tax savings contributions to the 401(k) Plan up to the maximum allowed by federal tax laws. The Company currently makes safe harbor matching contributions of up to 4% of an employee’s eligible compensation, and additional profit sharing contributions (at the discretion of the Board). For 2020, the profit sharing contribution was 3% of an employee’s eligible compensation, up to applicable IRS limits. Employee deferrals and matching contributions are immediately vested. Profit sharing contributions have a graduated six-year vesting schedule and once a participant has six years of service, contributions are 100% vested.

Executive Deferred Compensation Plan ("EDCP") — We maintain a non-qualified deferred compensation plan, referred to as the Executive Deferred Compensation Plan, under which certain eligible employees who have otherwise exceeded annual IRS limitations for elective deferrals can continue to contribute to their retirement savings. This program is available to current participants in the EIP, including the CEO and the other named executive officers. The EDCP allows for employer discretionary and/or supplemental contributions, with the intent to make contributions equal to what the executive could have earned under the 401(k) match and profit sharing on the amounts deferred, beyond the IRS limitations on annual compensation under qualified plans. The Company allows participants to direct the investment of funds deferred and the investment choices are similar to those available in the 401(k) Plan. The EDCP is a cost effective way to provide another incentive for executives to stay with the Company over the long-term. In 2020, three named executive officers elected to defer amounts under the EDCP. The Company provided a supplemental contribution earned in 2020 of $60,152 for Mr. Dufour and $22,155 for Mr. Nightingale. Refer to page 47 for further details.

Retiree Medical — Full time employees qualify if they will be age 55 or older at time of retirement, have at least 20 years of service at time of retirement, and either reached age 50 or attained 15 years of service on or before December 31, 2013. Mr. Dufour, Ms. Campbell and Mr. Nightingale will be eligible for retiree medical if they have at least 20 years of service at time of retirement.

Supplemental Executive Retirement Plan ("SERP") and Defined Contribution Retirement Plan ("DCRP") — The Compensation Committee recognizes the importance of financial security upon retirement and has in place two programs to assist executive officers in planning for retirement. The plans and programs in place help ensure that the executives, including the named executive officers, are focused on the Company’s financial well-being over the long-term. Income replacement at retirement is largely dependent on participation in the 401(k) Plan, the EDCP and the performance of these programs. It may be augmented with participation in the SERP and/or participation in the DCRP as described below. Effective January 1, 2008, the DCRP replaced the SERP for new executives.

We provided nonqualified, noncontributory, defined-benefit SERPs for certain highly compensated officers prior to 2008. Mr. Dufour and Ms. Campbell are the only active employees that have SERP agreements. The SERP was designed to make up the shortfall (when compared to a non-highly compensated employee) in replacing income at retirement due to IRS compensation and benefit limits under the 401(k) Plan and Social Security. The SERPs are designed to provide participants replacement income at retirement of 65% to 75% of their final average compensation. Page 45 provides detailed discussion of the SERP benefits provided to named executive officers.

The DCRP is an unfunded deferred compensation plan. The Company's executives, including its named executive officers with the exception of Mr. Dufour and Ms. Campbell, are participants in the DCRP. Annually, on or about March 15th, an amount equal to 10% of each participant’s annual base salary and cash incentives for the prior year are “credited” to an account administered by the Company in “deferred stock units” based on the price of Company stock on the day of the award. For each participant, vesting occurs ratably from the date of participation in the Plan until the participant turns 65. Upon retirement or termination, the vested portion of the account is paid out in shares of Company stock, less the equivalent number of shares withheld for the payment of taxes. The DCRP provides participants the option to receive, upon retirement or termination, a distribution of the vested portion of his or her account in a lump sum stock distribution or annual stock distributions in installments of either 5, 10, or 15 years. Upon Ms. Jordan's retirement from the Company in June 2020, she is no longer an active participant in the DCRP, and, as such, no additional contributions will be made by the Company on her behalf beyond the year ended 2020.

Other Compensation and Benefits
The CEO is provided with a Company vehicle to use for business purposes, due to business travel expectations of the position, as well as the importance of his visibility in the community. The total amount of this item is reflected in the “All Other Compensation” column of the Summary Compensation Table on page 39.

Employment and Change in Control Agreements
The Company does not currently have any employment agreements with its named executive officers. The Company has entered into change in control ("CIC") agreements with each named executive officer.

Additional details regarding the CIC agreements can be found in the narrative following the Pension Benefits table, and amounts that may be due to the named executive officers under these agreements are described and quantified in the section titled “Potential Payments Upon Termination or Change in Control” on page 49.

Stock Practice and Policy
Stock Ownership Guidelines — The Company has established stock ownership guidelines for the named executive officers, and stock must be owned outright to count toward meeting this requirement. Mr. Dufour has met the requirement that he own four times his January 2009 annual base salary in Company stock by January 1, 2019. To meet the ownership requirements for their respective positions, other named executive officers must own one times their applicable initial base salary in Company stock after five years, and two times their applicable initial base salary after ten years.

The following table shows the continuing named executive officer's stock ownership relative to the guidelines, excluding Ms. Jordan as she retired from the Company in June 2020, as of December 31, 2020:

Name	Guideline (Multiple of Salary)	Status
Gregory A. Dufour	4 times January 2009 Base Salary	Meets Requirement
Gregory A. White	1 times April 2020 Base Salary by April 2025 and 2 times April 2020 Base Salary by April 2030	Initial Level Required by April 2025
Joanne T. Campbell	2 times January 2008 Base Salary	Meets Requirement
Timothy P. Nightingale	2 times January 2009 Base Salary	Meets Requirement
Patricia A. Rose	1 times September 2017 Base Salary by October 2022 and 2 times Base Salary by September 2027	Initial Level Required by September 2022

Timing of Equity Grants — Equity awards, such as stock options and restricted stock, are granted under the 2012 Equity and Incentive Plan, the MSPP, the LTIP, and the DCRP. The Company traditionally has granted restricted stock in the first quarter of each fiscal year to reward performance for the prior year. Performance-based equity grants under the LTIP are typically granted in the first quarter of each fiscal year and subsequently vest in the first or second quarter of a fiscal year contingent on results following the three year performance cycle. Participants in the DCRP have an account administered by the Company that is credited with “deferred stock units” annually, on or about March 15, with 10% of each participant’s annual base salary and cash incentives for the prior year. In addition, employees at the vice president level and above have the opportunity to participate in the MSPP annually to purchase company stock at a discount. Under the MSPP, the stock is granted as restricted stock and individuals may elect to use 10% or 20% of bonus dollars to purchase Company stock that vests over a two-year period. The CEO and other named executive officers are required under this plan to participate at the 20% level until their individual stock ownership guidelines have been met, then participation is voluntary.

Claw-back Policy — If the Company is required to prepare an accounting restatement due to material noncompliance with reporting requirements, the Compensation Committee may recover from any current or former executive officer who was paid during the three years preceding to the extent the compensation exceeds the compensation that would have been paid based on the restated financial statements.

Anti-Hedging and Pledging Restriction Policy — The Company's policy is discussed on page 19.

Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code (the “Code”) generally limits to $1 million the tax deduction available to public companies for compensation paid to executive officers. Prior to the enactment of the Tax Cuts and Jobs Act in December 2017, certain types of compensation were deductible if the requirements of Section 162(m) of the Code with respect to performance-based compensation were satisfied. The Tax Cuts and Jobs Act generally amended Section 162(m) to eliminate the performance-based compensation exception. The Compensation Committee considers the implications of Section 162(m) in structuring and managing executive compensation and generally intends to maximize the tax deductibility of compensation, but it retains discretion to structure executive compensation in the best overall interests of the Company and award compensation that exceeds deductibility limitations if deemed appropriate. As was the case prior to the enactment of the Tax Cut and Jobs Act, the Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation. Because corporate objectives may not always be consistent with the requirements of tax deductibility, the Compensation Committee is prepared, when it deems it appropriate, to enter into compensation arrangements under which payments will not be deductible under Section 162(m). Thus, deductibility will be one of many factors considered by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Tabular Disclosures Regarding Named Executive Officers
The following table summarizes compensation earned in the last three fiscal years by our principal executive officer, principal financial officers, and the three other most highly compensated executive officers (collectively, the “named executive officers”).

2020 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Gregory A. Dufour President and CEO	2020	$619,500	$—	$348,204	$301,344	$1,716,445	$102,818	$3,088,311
	2019	615,750	—	339,720	275,858	1,381,486	51,385	2,664,199
	2018	597,692	—	310,106	210,416	397,700	52,323	1,568,237
Gregory A. White EVP, CFO(6)	2020	222,500	50,000	143,990	80,012	—	18,200	514,702
Joanne T. Campbell EVP, Risk Management	2020	256,074	—	95,417	93,212	667,597	22,340	1,134,640
	2019	248,476	—	62,540	100,000	558,786	23,551	993,353
	2018	240,159	—	71,015	71,122	72,035	23,873	478,204
Timothy P. Nightingale EVP, Chief Credit Officer	2020	314,951	6,500	160,977	114,819	7,110	46,761	651,118
	2019	306,058	—	133,681	115,651	20,582	29,032	605,004
	2018	294,615	—	110,817	97,000	—	27,359	529,791
Patricia A. Rose EVP, Retail & Mortgage Banking	2020	258,085	25,000	131,529	94,416	—	23,964	532,994
	2019	248,084	—	121,322	80,829	—	21,936	472,171
	2018	240,001	—	93,006	63,217	—	21,911	418,135
Deborah A. Jordan Former EVP, COO and CFO(7)	2020	189,124	—	57,094	—	51,955	26,052	324,225
	2019	381,765	—	166,621	187,000	53,372	33,708	822,466
	2018	369,231	—	199,307	113,617	—	34,978	717,133
(1)    Represents Mr. White's cash bonus received upon joining the Company as EVP, CFO, effective April 15, 2020.
Mr. Nightingale and Ms. Rose were awarded a discretionary cash bonus for their contributions to the Company in 2020. Refer to discussion within “Executive Annual Incentive Program” beginning on page 31 for additional details.
(2)     The following table describes each component of the “Stock Awards” column in the Summary Compensation Table for 2020:

	Stock Awards
	LTIP
Name	Performance Shares	Restricted Shares	MSPP	DCRP	Total
Gregory A. Dufour	$123,885	$123,885	$100,434	$—	$348,204
Gregory A. White	58,667	58,667	26,656	—	143,990
Joanne T. Campbell	32,180	32,180	31,057	—	95,417
Timothy P. Nightingale	39,577	39,577	38,249	43,574	160,977
Patricia A. Rose	32,500	32,500	31,451	35,078	131,529
Deborah A. Jordan	—	—	—	57,094	57,094
The values reflected in the LTIP Performance Shares column do not necessarily represent a realized financial benefit for the named executive officer because the awards have not yet been earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time that the performance shares are earned, if ever. For purposes of valuing the performance shares under the LTIP, the Company assumes achievement at the target level of performance and the value provided represents the grant date fair value, determined in accordance with ASC Topic 718, of: (1) the target number of shares of stock under the 2020 – 2022 LTIP for each named executive officer, determined based on the closing market price of our stock on the date of grant; and (2) the grant date fair value of the target number of shares of stock under the 2018 – 2020 LTIP and the 2019 – 2021 LTIP for Mr. White, prorated for the remaining months in the performance period for each plan and determined based on the closing market price of our stock on April 15, 2020 (hire date). The potential maximum payout for Performance Shares for the 2020 – 2022 LTIP performance periods, and the 2018 – 2020 LTIP and the 2019 – 2021 LTIP performance periods for Mr. White, at the superior performance level for each named executive officer are as follows: $247,770 for Mr. Dufour; $117,334 for Mr. White; $64,360 for Ms. Campbell; $79,154 for Mr. Nightingale; and $65,000 for Ms. Rose.
The values reflected in the LTIP Restricted Shares column reflects the grant date fair value of restricted stock awards for 2020, as determined in accordance with ASC Topic 718. Awards were issued based on the closing market price of our stock on April 15, 2020 of $28.01 and April 28, 2020 of $32.02.
The values in the MSPP column reflect: (1) an elected percentage by each named executive officer of the 2020 EIP to purchase shares in March 2021 and (2) the estimated aggregate grant date fair value of stock awards associated with the 25% discount ($8.95 discount assuming a market price of $35.78 at December 31, 2020). For a more complete description of the stock awards, see “Compensation Discussion and Analysis.”
The values reflected in the DCRP column reflects the aggregate grant date fair value of stock awards for 2020 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of the stock award, refer to Note 17 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2020. For a more complete description of the stock awards, see “Compensation Discussion and Analysis.”
(3)     Represents the amounts earned under the EIP for 2020, which the Company paid in March 2021, less the incentive applied to acquire shares under the MSPP and reported in the "Stock Awards" column. See “Executive Annual Incentive Program” beginning on page 31 for a discussion of how these amounts were determined under this plan.
(4)    The amounts in this column reflect (i) the changes in value of the Company’s SERP maintained for Mr. Dufour and Ms. Campbell, (ii) the changes in value of the EDCP for Mr. Dufour, Ms. Jordan, Ms. Campbell, Mr. Nightingale, and Ms. Rose, as well as (iii) the changes in value of the DCRP for Mr. Nightingale, Ms. Rose, and Ms. Jordan, to the extent the change in value for the fiscal year was accretive to the participant. Refer to Note 18 to the Company's consolidated financial statements for the fiscal year ended December 31, 2020 for further discussion on the Company's SERP. Refer to Note 17 to the Company's consolidated financial statements for the fiscal year ended December 31, 2020 for further discussion on the Company's DCRP. No named executive officers participated in our received preferential or above-market earnings on deferred compensation.
(5)    The amounts in this column and detailed below for the year ended December 31, 2020 include: (i) 401(k) matching contributions made and a 3% profit sharing contribution under the Company’s Retirement Savings Plan made by the Company, (ii) contribution to active participants of the EDCP made by the Company, (iii) dividends paid on unvested stock awards and (iv) vehicle personal use benefit value and other incentive payments.

	Employer Contribution
Name	401(k) and Profit Sharing	Nonqualified Plan	Dividend	Vehicle and Other	Total
Gregory A. Dufour	$19,950	$60,152	$13,096	$9,619	$102,817
Gregory A. White	16,675	—	1,525	—	18,200
Joanne T. Campbell	19,950	—	2,390	—	22,340
Timothy P. Nightingale	19,950	22,155	2,882	1,774	46,761
Patricia A. Rose	19,527	—	4,437	—	23,964
Deborah A. Jordan	19,950	—	2,305	3,797	26,052
(6)    Mr. White joined as CFO of the Company and the Bank, effective April 15, 2020.
(7)    Ms. Jordan relinquished her role as CFO of the Company and the Bank upon Mr. White's appointment as CFO. Ms. Jordan retired from the Company, effective June 10, 2020.

2020 GRANTS OF PLAN-BASED AWARDS TABLE

The following table summarizes cash and stock grants made during 2020 to the named executive officers listed in the Summary Compensation Table:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Plan	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory A. Dufour	EIP	1/2/20	$49,560	$247,800	$495,600	—	—	—	—		—	$—	$—
	MSPP	3/12/20	—	—	—	—	—	—	2,978	(4)	—	—	22,990
	Performance Shares	4/28/20	—	—	—	1,935	3,869	7,738	—		—	—	123,885
	Restricted Shares	4/28/20	—	—	—	—	—	—	3,869	(7)	—	—	123,885
Gregory A. White	EIP	4/15/20	13,350	66,750	133,500	—	—	—	—		—	—	—
	Performance Shares	4/15/20	—	—	—	383	765	1,530	—		—	—	21,428
	Performance Shares	4/28/20	—	—	—	582	1,163	2,326	—		—	—	37,239
	Restricted Shares	4/15/20	—	—	—	—	—	—	765	(6)	—	—	21,428
	Restricted Shares	4/28/20	—	—	—	—	—	—	1,163	(7)	—	—	37,239
Joanne T. Campbell	EIP	1/2/20	15,364	76,822	153,644	—	—	—	—		—	—	—
	Performance Shares	1/2/20	—	—	—	503	1,005	2,010	—		—	—	32,180
	Restricted Shares	4/28/20	—	—	—	—	—	—	1,005	(7)	—	—	32,180
Timothy P. Nightingale	EIP	1/2/20	18,897	94,485	188,970	—	—	—	—		—	—	—
	MSPP	3/12/20	—	—	—	—	—	—	555		—	—	4,285
	DCRP	3/16/20	—	—	—	—	—	—	1,431	(5)	—	—	43,574
	Performance Shares	4/28/20	—	—	—	618	1,236	2,472	—		—	—	39,577
	Restricted Shares	4/28/20	—	—	—	—	—	—	1,236	(7)	—	—	39,577
Patricia A. Rose	EIP	1/2/20	15,485	77,426	154,852	—	—	—	—		—	—
	MSPP	3/12/20	—	—	—	—	—	—	872	(4)	—	—	6,732
	DCRP	3/16/20	—	—	—	—	—	—	1,152	(5)	—	—	35,078
	Performance Shares	4/28/20	—	—	—	508	1,015	2,030	—		—	—	32,500
	Restricted Shares	4/28/20	—	—	—	—	—	—	1,015	(7)	—	—	32,500
Deborah A. Jordan	DCRP	3/16/20	—	—	—	—	—	—	1,875	(5)	—	—	57,094
(1)Amounts represent the range of possible incentive payouts under the 2020 EIP. The actual amounts earned in 2020 and paid out in 2021, net of MSPP, are reflected in the Summary Compensation Table on page 39 and were as follows:

	Actual Payout Under Non-Equity Incentive Plans for Fiscal Year 2020
Name	EIP	EIP, net of MSPP
Gregory A. Dufour	$376,656	$301,344
Gregory A. White	100,000	80,012
Joanne T. Campbell	116,500	93,212
Timothy P. Nightingale	143,500	114,819
Patricia A. Rose	118,000	94,416
(2)Amounts represent the range of shares that may be released at the end of the three-year performance applicable to the 2020 – 2022 LTIP. Total long-term incentive award opportunities as a percentage of salary for each named executive officer are described in “Compensation Discussion and Analysis.” The number of shares was based on the percentage of base salary effective March 1, 2020 (or date of hire if later) and a market price of $32.02 on April 28, 2020, the grant date for the 2020 – 2022 LTIP.
The amounts for Mr. White's April 15, 2020 grant represent the range of shares that may be released at the end of the remaining performance period for the 2018 – 2020 LTIP and 2019 – 2021 LTIP. The number of shares was based on the percentage of base salary effective April 15, 2020 (date of hire) prorated for the remaining months in the performance period for each plan and a market price of $44.56 on April 24, 2018, the grant date for the 2018 – 2020 LTIP, and a market price of $43.98 on April 30, 2019, the grant date for the 2019 – 2021 LTIP.
(3)The values reported for the MSPP, DCRP and Restricted Shares reflect the aggregate grant date fair value of stock awards for 2020 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 17 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2020.
The values reflected in the Performance Shares column do not necessarily represent a realized financial benefit for the named executive officer because the performance shares may not yet have been earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the performance shares are earned. For purposes of valuing the performance shares under the LTIP, the Company assumes achievement at the target level of performance and the value provided represents the grant date fair value of the target number of shares of stock under the 2020 – 2022 LTIP for each named executive officer, determined based on the closing market price of our stock on the date of grant and determined in accordance with ASC Topic 718.
For a more complete description of the stock awards, see “Compensation Discussion and Analysis” starting on page 22 of this proxy statement.
(4)Amount reflects either 10% or 20% of 2019 EIP bonus used to purchase restricted shares on March 12, 2020 under the MSPP at $23.15 per share, a 25% discount of the closing market price of $30.87 on the date of the grant. These shares will cliff vest two-years after the grant date.
(5)Amount reflects 10% of each participant’s annual base salary and cash incentives for the prior year in deferred stock units. Vesting occurs ratably from the date of participation in the DCRP until the participant turns 65.
Upon Ms. Jordan's retirement from the Company in June 2020, 852 unvested deferred stock units credited to her under the DCRP on March 16, 2020 were forfeited.
(6)Amount reflects restricted stock awards issued to Mr. White on April 15, 2020 at effective date of hire based on a market price of $28.01 which vest ratably over a three-year period. The restricted stock award is for the time-based element of the 2018 – 2020 LTIP and 2019 – 2021 LTIP based on Mr. White's salary at date of hire prorated for the remaining performance period for each LTIP as of the date of hire.
(7)Amount reflects restricted stock award issued on April 28, 2020 based on a market price of $32.02 which vest ratably over a three-year period. Refer to discussion on "2020 – 2022 LTIP Grant" on page 33 for additional details of the grant.

In 2021, there were cash incentive payouts and participation in the MSPP for the 2020 EIP and they are reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation and Stock Award columns. The EIP and MSPP plans are described in detail under the heading “Executive Annual Incentive Program” on page 31 of this proxy statement.

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes certain information with respect to all unvested performance-based and time-based restricted stock awards held by the named executive officers at December 31, 2020, excluding Ms. Jordan as all of her unvested equity awards were forfeited upon her retirement from the Company in June 2020:

			Stock Awards
Name	Grant Date	Plan	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested(1) ($)
Gregory A. Dufour	3/14/2019	MSPP(2)	1,607	$57,498	—	$—
	3/12/2020	MSPP(2)	2,978	106,553	—	—
	4/24/2018	Restricted Shares(3)	897	32,095	—	—
	4/30/2019	Restricted Shares(3)	1,878	67,195	—	—
	4/28/2020	Restricted Shares(3)	3,869	138,433	—	—
	4/24/2018	Performance Shares(4)	—	—	2,692	96,320
	4/30/2019	Performance Shares(4)	—	—	2,817	100,792
	4/28/2020	Performance Shares(4)	—	—	3,869	138,433
			11,229	$401,774	9,378	$335,545
Gregory A. White	4/15/2020	Restricted Shares(5)	765	$27,372	—	$—
	4/28/2020	Restricted Shares(3)	1,163	41,612	—	—
	4/15/2020	Performance Shares(4)	—	—	765	27,372
	4/28/2020	Performance Shares(4)	—	—	1,163	41,612
			1,928	$68,984	$1,928	$68,984
Joanne T. Campbell	3/14/2019	MSPP(2)	241	$8,623	—	$—
	4/24/2018	Restricted Shares(3)	227	8,122	—	—
	4/30/2019	Restricted Shares(3)	474	16,960	—	—
	4/28/2020	Restricted Shares(3)	1,005	35,959	—	—
	4/24/2018	Performance Shares(4)	—	—	678	24,259
	4/30/2019	Performance Shares(4)	—	—	711	25,440
	4/28/2020	Performance Shares(4)	—	—	1,005	35,959
			1,947	$69,664	2,394	$85,658

			Stock Awards
Name	Grant Date	Plan	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested(1) ($)
Timothy P. Nightingale	3/12/2020	MSPP(2)	555	$19,858	—	$—
	4/24/2018	Restricted Shares(3)	280	10,018	—	—
	4/30/2019	Restricted Shares(3)	583	20,860	—	—
	4/28/2020	Restricted Shares(3)	1,236	44,224	—	—
	Various	DCRP(6)	1,807	64,654	—	—
	4/24/2018	Performance Shares(4)	—	—	841	30,091
	4/30/2019	Performance Shares(4)	—	—	874	31,272
	4/28/2020	Performance Shares(4)	—	—	1,236	44,224
			4,461	$159,614	2,951	$105,587
Patricia A. Rose	3/14/2019	MSPP(2)	482	$17,246	—	$—
	3/12/2020	MSPP(2)	872	31,200	—	—
	9/11/2017	Restricted Shares(3)	513	18,355	—	—
	4/24/2018	Restricted Shares(3)	225	8,051	—	—
	4/30/2019	Restricted Shares(3)	474	16,960	—	—
	4/28/2020	Restricted Shares(3)	1,015	36,317
	Various	DCRP(6)	1,568	56,103	—	—
	4/24/2018	Performance Shares(4)	—	—	690	24,688
	4/30/2019	Performance Shares(4)	—	—	711	25,440
	4/28/2020	Performance Shares(4)	—	—	1,015	36,317
			5,149	$184,232	2,416	$86,445
(1)Based on the Company's closing share price of $35.78 at December 31, 2020, the last business day.
(2)These shares cliff-vest two years from the grant date.
(3)Represents restricted stock awards that vest ratably over a three-year or five-year period.
(4)Represents shares that may be released at the end of each applicable three-year performance period. These amounts do not necessarily represent a realized financial benefit for the named executive officers because the performance shares have not necessarily been earned. The target performance level has been used to determine the number of shares for the 2018 – 2020, 2019 – 2021 LTIP and 2020 – 2022 LTIP.
(5)Represents restricted stock awards issued that vest as follows: 227 shares on April 24, 2021, 230 shares on April 30, 2021 and 308 shares on April 30, 2022.
(6)Stock units awarded under the DCRP with vesting ratably from the date of participation in the DCRP until the participant turns 65.

2020 OPTION EXERCISES AND STOCK VESTED TABLE

The following table summarizes the number of shares acquired and the dollar amounts realized by the named executive officers during 2020 upon the exercise of stock options and vesting of shares of restricted stock:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(4) ($)
Gregory A. Dufour	—	$—	7,780	$248,964
Gregory A. White	—	—	—	—
Joanne T. Campbell	—	—	2,014	61,831
Timothy P. Nightingale	—	—	3,796	135,594
Patricia A. Rose	—	—	2,278	72,889
Deborah A. Jordan	—	—	5,283	164,777
(1)Represents the aggregate number of shares acquired upon exercise of vested options without taking into account any shares that may have been surrendered or withheld to cover the option exercise price or applicable tax obligations.
(2)The “value realized” is the aggregate number of shares acquired upon exercise of vested options multiplied by the difference between the closing market price on the date of exercise and the exercise price.
(3)Represents the aggregate number of shares acquired under MSPP, LTIP, DCRP and/or general restricted shares upon vesting without taking into account any shares that may have been surrendered or withheld to cover applicable tax obligations.
(4)The “value realized” represents the shares or units that vested multiplied by the closing market price on the applicable vesting date.

2020 PENSION BENEFITS TABLE

The following table summarizes the pension benefits for each of the named executive officers during 2020:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Gregory A. Dufour	Supplemental Executive Retirement Program	20	$7,568,633	$—
Gregory A. White	—	—	—	—
Joanne T. Campbell	Supplemental Executive Retirement Program	25	2,946,755	—
Timothy P. Nightingale	—	—	—	—
Patricia A. Rose	—	—	—	—
Deborah A. Jordan	—	—	—	—
(1)The amounts in this column reflect the present value of accumulated benefits payable to each of the named executive officers, determined using interest rate and mortality rate assumptions consistent with those used in Note 18 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2020. The present value is expressed as a lump sum; however, outside of a change in control, the SERP generally does not provide for payment of benefits in a lump sum, but rather payment in the form of an annuity with monthly benefit payments. The present value calculation assumes an annual benefit commencing upon age 62 equal to $548,707, in the case of Mr. Dufour and $170,535, in the case of Ms. Campbell.

Under the SERP, in which Mr. Dufour and Ms. Campbell are participants, an executive is required to have five years of service to be eligible for a vested benefit under the existing SERP. Participants in this SERP may receive upon retirement at age 55 or older, a monthly lifetime benefit (with 15 years guaranteed) that is calculated based on targeting up to 65% of the participant’s average salary and annual incentive bonus for the 36 consecutive months of employment during which the participant’s compensation was the highest, factoring in years of service, and allowing for reductions relative to (i) 50% of the participant’s projected primary Social Security benefits; (ii) the benefit from the portion of the participant’s 401(k) arising from employer contributions plus earnings; (iii) the benefit from the distribution and projected earnings resulting from the termination of the Company’s defined benefit pension plan in 2001; and (iv) the participant’s benefits under any other incentive or retirement plan that may be instituted by the Company or its subsidiaries, excluding deferred compensation, stock options and the annual incentive bonus plan. A total retirement benefit cap of 75% was instituted for participants when years of service exceed 25 years. The SERP provides for a 15-year guaranteed benefit starting at age 65 for vested participants who leave the Company prior to age 55. The SERP refers to the normal retirement age as age 65; however, the plan allows for early retirement at age 55. Mr. Dufour and Ms. Campbell are eligible for early retirement as of December 31, 2020. If the executive retires before age 62, the accrued benefit is reduced by the early commencement factor that starts at 64% at age 55 up to 100% at age 62. Benefits are also reduced for executives who retire with less than 25 years of service.

2020 NONQUALIFIED DEFINED CONTRIBUTION TABLE (DCRP)

The following table summarizes contributions to the nonqualified defined contribution retirement plan for each of the named executive officers during 2020:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Gregory A. Dufour	$—	$—	$—	$—	$—
Gregory A. White	—	—	—	—	—
Joanne T. Campbell	—	—	—	—	—
Timothy P. Nightingale	—	43,574	(117,543)	—	486,858
Patricia A. Rose	—	35,078	(4,160)	—	77,070
Deborah A. Jordan	—	57,094	(352,145)	—	280,837
(1)     Represents the grant date fair value of deferred stock units credited under the DCRP in 2020 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 17 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2020. For a more complete description of the stock awards, see “Compensation Discussion and Analysis” starting on page 22 of this proxy statement. Such contributions are also reported as compensation in the Summary Compensation Table on page 39. Prior year contributions included in the Aggregate Balance have also been reported as compensation in the Summary Compensation Table with respect to the fiscal years to which such contributions relate.
(2)     Represents the change in value of vested and unvested deferred stock units credited under the DCRP, based on the price of the Company's shares at December 31, 2020. The Company's closing share price at December 31, 2019 was $46.06 and at December 31, 2020 was $35.78.
The change in value of vested and unvested deferred stock units credited under the DCRP for Ms. Jordan in 2020 includes the impact of her forfeiture of 6,528 unvested shares upon her retirement from the Company in June 2020, which resulted in a negative change in value of $300,680, based on the Company's closing share price of $46.06 at December 31, 2019.
(3)    Represents the value of vested and unvested deferred stock units credited under the DCRP, based on the Company's closing share price at December 31, 2020 of $35.78. For a description of vesting terms and conditions relating to the DCRP, see page 35 of this proxy statement. The number of vested deferred stock units credited under the DCRP at December 31, 2020 for the named executive officers was as follows:

Name	Vested Shares
Gregory A. Dufour	—
Gregory A. White	—
Joanne T. Campbell	—
Timothy P. Nightingale	11,800
Patricia A. Rose	586
Deborah A. Jordan	7,849

2020 NONQUALIFIED DEFERRED COMPENSATION TABLE (EDCP)

The Executive Deferred Compensation Plan allows participants to defer up to 100% of salary and/or annual incentive bonus, after payment of FICA/Medicare taxes. In 2020, three named executive officers elected to defer amounts under the EDCP. Deferred amounts are invested at the discretion of the participant in the same investment options as made available under the Company's 401(k) Plan. The Company's obligations with respect to the deferred amounts are payable from its general assets. The assets are at all times subject to the claims of the Company's general creditors.

The following table summarizes the nonqualified deferred compensation for each of the named executive officers during 2020:

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Gregory A. Dufour	$39,000	$60,152	$31,092	$—	$521,124
Gregory A. White	—	—	—	—	—
Joanne T. Campbell	—	—	15,167	—	127,670
Timothy P. Nightingale	122,000	22,155	7,110	—	425,462
Patricia A. Rose	—	—	—	—	—
Deborah A. Jordan	39,000	—	51,955	—	447,406
(1)     Reflects deferrals of salary and bonus payments during 2020. Salary amounts are disclosed in the Summary Compensation Table under the year 2020. Bonus amounts are disclosed in the Summary Compensation Table under the year 2020.
(2)     Represents amounts that would have been contributed by the Company under the 401(k) Plan, but for certain IRS limitations. The Company contributions reported above were paid in 2020 and 2021 for the 2020 fiscal year and are also disclosed in the Summary Compensation Table under "All Other Compensation" in 2020. Refer to discussion of EDCP under "Retirement and Other Benefits" starting on page 35 of this proxy statement.
(3)     The following table shows the investment options available for the named executive officers under the EDCP and each fund's annual rate of return for the year ended December 31, 2020:

Investment Option	Year Ended December 31, 2020 Rate of Return
Federated Hermes US Treasury Cash Reslnst	0.36%
Vanguard Short-Term Bond Index Adm	4.69%
Vanguard Total Bond Market Index Adm	7.72%
American Century Inflation Adjusted Bond Inv	10.28%
Dodge & Cox Income	9.45%
Templeton Global Bond R6	(4.06)%
Vanguard Windsor II Adm	14.53%
Vanguard 500 Index Admiral	18.37%
Fidelity Contrafund	32.50%
Fidelity Low-Priced Stock	9.32%
T. Rowe Price Mid-Cap Growth	24.17%
Vanguard Small Cap Index Adm	19.11%
T. Rowe Price New Horizons	57.72%
Dodge & Cox International Stock	2.10%
Vanguard International Growth Adm	59.74%
Vanguard Target Retirement 2015	10.32%
Vanguard Target Retirement 2020	12.04%
Vanguard Target Retirement 2025	13.30%
Vanguard Target Retirement 2030	14.10%
Vanguard Target Retirement 2035	14.79%

Investment Option	Year Ended December 31, 2020 Rate of Return
Vanguard Target Retirement 2040	15.47%
Vanguard Target Retirement 2045	16.30%
Vanguard Target Retirement 2050	16.39%
Vanguard Target Retirement 2055	16.32%
Vanguard Target Retirement Income Inv	10.02%

Change in Control Agreements
The Company entered into CIC agreements with each of the named executive officers as well as other key employees. The agreements may require us to make payments to these individuals in the event of the termination of their employment following a change in control. Many of our executive compensation, benefit, and deferred compensation plans provide the named executive officers with certain rights or the right to receive payments in the event of the termination of their employment.

Under the current CIC agreements, if the executive is terminated by the Company without "cause" (as defined in the CIC agreements) or resigns for "good reason" (as defined in the CIC agreements), each within the period beginning three months prior to and ending two years following a change in control, then the executive shall be entitled to cash severance and benefits for a period of 36 months for the CEO and 24 months for the other named executive officers. Each executive's total cash severance will be equal to three times, in the case of the CEO, or two times, in the case of each of the other named executive officers, the sum of (i) the executive's base salary, plus (ii) the three-year average bonus. Such cash severance shall be payable during the applicable benefit period. Payment of the cash severance would commence within 30 days of the executive’s qualifying termination. In addition, pursuant to the CIC agreements, the Company shall also continue to pay the applicable employer portion of premiums with respect to group medical health plan coverage for the executive and such executive's eligible dependents during the shorter of the applicable benefit period or the maximum period permitted under COBRA. The CIC agreements allow for a return of payments if it is determined that the executive at any time misrepresented any financial information and such payment would be payable to the Company within 30 days of such notice of misrepresentation and any future payments under the CIC agreement would be forfeited upon receipt of such misrepresentation notice. If a named executive officer incurs an involuntary termination of employment or a termination of employment for good reason after the occurrence of a change in control while his or her agreement is in effect, he or she would not be entitled to severance pay or benefits under any company severance plan or program other than his or her CIC agreement.

Each CIC agreement contains six month post-employment non-solicitation and non-competition obligations, with the CEO at one year. Any executive who breaches these covenants forfeits any future payments or benefits.

In addition, these CIC agreements contain a provision which provides that any payments otherwise due to the executive in connection with a change of control shall be reduced to the extent necessary to avoid the application of the excise tax provisions under Section 4999 of the Internal Revenue Code, but only if such reduction would result in the executive retaining a larger portion of such payments on an after-tax basis than if no reduction was made and the excise taxes had been paid (commonly referred to as a "net-better cutback").

The following table outlines the provision of the CIC agreements:

Provision	CIC Agreements
Protection Period	• Begins three months prior and ends 24 months following a change in control
Benefit Period	• CEO: 36 months • Other named executive officers: 24 months
Severance Multiple and Components
• CEO: 3.0x base salary and three-year bonus average
• Other named executive officers: 2.0x base salary and three-year bonus average
• Continuation of group medical health plan coverage at active employee rates

280G/4999 Excise Tax Treatment	• "Best-net-benefit" provision
Restrictive Covenants	• CEO: 12 month non-compete and non-solicit agreement • Other named executive officers: 6 month non-compete and non-solicit agreement
Equity Acceleration (DCRP, LTIP, MSPP, RSA, RSU, and Stock Options)	• Double-trigger
SERP lump sum distribution	• A lump sum payment at the accrued benefit in the event a participant is terminated upon a change in control.

Change in control shall have the meaning provided in the Company's 2012 Equity and Incentive Plan, as amended from time to time.

The CIC agreements may be terminated by the Company effective December 31, 2021, if the Company takes action 90 days prior to that date. If no such action is taken, each CIC agreement’s termination date will automatically extend to December 31 of each following year unless action is taken by the Company to terminate such CIC agreements at least 90 days prior to such termination date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table quantifies the benefits that would have been payable to our named executive officers upon death or disability and under their CIC agreements using the five year period ending December 31, 2020 for purposes of computing any Section 280G limitation (if applicable), as if the event described to trigger their benefits had occurred as of December 31, 2020:

	Gregory A. Dufour	Gregory A. White	Joanne T. Campbell	Timothy P. Nightingale	Patricia A. Rose	Deborah A. Jordan
Death or Disability
DCRP Restricted Stock Acceleration(1)	$—	$—	$—	$64,654	$56,103	$—
Restricted Stock Acceleration(2)	237,723	68,984	61,041	75,102	79,683	—
Total	$237,723	$68,984	$61,041	$139,756	$135,786	$—
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control
Cash Severance Payment(3)	$2,739,301	$650,000	$688,367	$845,784	$673,350	$—
Continuation of Health Benefits(4)	39,884	34,382	27,055	24,373	38,223	—
DCRP Restricted Stock Acceleration(1)	—	—	—	64,654	56,103	—
Restricted Stock Acceleration(2)	237,723	68,984	61,041	75,102	79,683	—
MSPP Stock Acceleration(5)	42,513	—	735	7,009	12,483	—
Performance Stock Acceleration(6)	226,666	53,420	57,892	71,166	58,107	—
SERP lump sum distribution in excess of accrued benefit(7)	1,071,567	—	496,756	—	—	—
Total(8)	$4,357,654	$806,786	$1,331,846	$1,088,088	$917,949	$—
(1)Under the DCRP, each unvested deferred stock unit becomes fully vested upon (i) a termination without cause or resignation for good reason in connection with a change in control, (ii) death or (iii) disability. For purposes of this table, the unvested deferred stock units were assumed to have a value equal to the closing price per share of $35.78 at December 31, 2020.

(2)Represents outstanding restricted stock awards which become fully vested and exercisable upon (i) a termination without cause or resignation for good reason in connection with a change in control, (ii) death or (iii) disability. For purposes of this table, the unvested restricted shares were assumed to have a value equal to the closing price per share of $35.78 at December 31, 2020.
(3)Represents the value of (i) 36 months of base salary and (ii) average of three-year annual bonus for Mr. Dufour, and (a) 24 months of base salary and (b) average of three-year annual bonus for the other named executive officers, payable according to the Company’s regular payroll schedule, and which would be reduced by standard withholding and authorized deductions per the CIC agreements.
(4)Represents the value of (i) 18 months of healthcare benefits and 18 months' equivalent grossed up for taxes for Mr. Dufour and (ii) 18 months of healthcare benefits and six months' equivalent grossed up for taxes for the other named executive officers, per the CIC agreements.
(5)Represents outstanding MSPP stock awards which become fully vested and exercisable upon a termination without cause or resignation for good reason in connection with a change in control. For purposes of this table, the unvested in-the-money MSPP stock awards were assumed to have a value equal to the closing price per share of 35.78 at December 31, 2020.
(6)In the event a participant has a qualifying termination event within six months after a change in control, the participant shall be entitled to an additional award up to the maximum payout level for the performance shares under the LTIP. For purposes of this table, LTIP shares were assumed to have a value equal to the closing price per share of $35.78 on December 31, 2020.
(7)In the event of a change in control, under the SERP, Mr. Dufour and Ms. Campbell would be entitled to receive a lump sum distribution in the amount of the accrued benefit, calculated using the one-year Treasury bill rate for the discount factor. Accordingly the amounts reflected in the table above reflects the excess of the accrued benefit payable upon a change in control, calculated using the discount rate of 1.56%, over the present value of the accumulated benefit set forth in the "Pension Benefits Table" on page 45.
(8)In the event the executive would become subject to an excise tax under Section 4999 of the Code imposed on parachute payments (within the meaning of Section 280G of the Code), the amounts payable as described above in connection with a change in control would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.

PAY RATIO DISCLOSURE

The annual total compensation for 2020 was $3,088,310 for our CEO and $53,478 for our median employee. The resulting ratio of our CEO's pay to the pay of our median employee for 2020 is 58 to 1.

We identified the median employee by using wages from our payroll records as reported to the IRS on Form W-2 for fiscal 2020 for all individuals, excluding our CEO, who were employed by us on December 31, 2020, the last day of our payroll year. We included all employees, whether employed on a full-time, part-time or seasonal basis. We annualized the compensation for full-time and part-time employees that were not employed by us for all of 2020.

We calculated the median employee's annual total compensation using the same methodology we use for our named executive officers as set forth in the 2020 Summary Compensation Table in this proxy statement. In our 2020 Summary Compensation Table we report annual cash incentive and MSPP paid to our CEO in 2021 for performance in 2020. Our median employee participated in a cash incentive plan that paid periodically during 2020 and we used the amounts received in 2020 for median employee's annual total compensation.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules. In light of the numerous different methodologies, assumptions, adjustments and estimates that companies may apply in compliance with Item 402(u) of Regulation S-K, this information should not be used as a basis for comparison between different companies.

STOCK OWNERSHIP AND OTHER MATTERS

Common Stock Beneficially Owned by any Entity with 5% or More of Common Stock and Owned by Directors and Executive Officers
As of the Record Date, there were 14,953,778 shares of the Company's Common Stock beneficially owned and entitled to vote, by approximately 1,100 shareholders. Such number of record holders does not reflect the number of persons or entities holding stock in nominee name through banks, brokerage firms and other nominees. The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by (i) each person known by the Company to own beneficially more than five percent of Common Stock, based upon reports on Schedule 13G filed with the SEC on or before the Record Date, (ii) each current director of the Company and each nominee for director, (iii) each named executive officer of the Company, and (iv) all named executive officers and current directors of the Company as a group. Except as otherwise indicated below, each of the Company’s directors, executive officers and shareholders owning more than five percent of Common Stock has sole voting and investment power with respect to all shares of stock beneficially owned by him, her or it as set forth opposite his, her or its name.

	Amount and Nature of Beneficial Ownership		Percentage of Common Shares Outstanding
5% or Greater Shareholders:
FMR LLC
245 Summer Street, Boston, MA 02210	1,324,238	(1)	8.86%
BlackRock, Inc.
55 East 52nd Street, New York, NY 10055	1,247,105	(2)	8.34%
Dimensional Fund Advisors LP
6300 Bee Cave Road, Building One, Austin, TX 78746	788,628	(3)	5.27%
Directors, Nominees and Executive Officers:
Ann W. Bresnahan	49,190	(4)	*
Joanne T. Campbell	17,701	(5)	*
Craig N. Denekas	4,835		*
Gregory A. Dufour	100,935	(5)	*
David C. Flanagan	15,783		*
Deborah A. Jordan, CPA	44,940		*
S. Catherine Longley	6,657		*
Marie J. McCarthy	3,203		*
Timothy P. Nightingale	39,110	(5)	*
James H. Page, Ph.D.	5,530		*
Patricia A. Rose	6,293	(5)	*
Robin A. Sawyer, CPA	5,583		*
Carl J. Soderberg	73,256		*
Lawrence J. Sterrs	6,434		*
Gregory A. White	2,928	(5)	*
All directors, nominees, and executive officers as a group (15 persons)	382,378		2.56%
* Less than 1%.
(1)    FMR LLC (“FMR”) reports sole power to vote or direct the vote over 512,015 shares and sole power to dispose or direct the disposition of 1,324,238 shares. Information related to FMR is based solely on our review of the Schedule 13G/A filed by FMR with the SEC on February 8, 2021, reporting beneficial ownership as of December 31, 2020.
(2) Blackrock, Inc. (“Blackrock”) reports sole power to vote or direct the vote over 1,218,169 shares and sole power to dispose or direct the disposition of 1,247,105 shares. Information related to Blackrock is based solely on our review of the Schedule 13G/A filed by Blackrock with the SEC on January 29, 2021, reporting beneficial ownership as of December 31, 2020.

(3) Dimension Fund Advisors LP (“Dimension”) reports sole power to vote or direct the vote over 740,512 shares and sole power to dispose or direct the disposition of 788,628 shares. Information related to Dimension is based solely on our review of the Schedule 13G/A filed by Dimension with the SEC on February 12, 2021, reporting beneficial ownership as of December 31, 2020.
(4)    Includes 10,000 shares owned by Ms. Bresnahan's spouse.
(5)    Includes unvested restricted and MSPP shares as they provide the holder with voting rights. Refer to "2020 Outstanding Equity Awards at Fiscal Year-End (Stock Awards)" for details of unvested restricted and MSPP shares for each named executive officer.

Solicitation of Proxies
The Company will bear the cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone by the Company’s directors and officers, who will not be specially compensated for such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such persons for their reasonable out of pocket expenses incurred in connection with that solicitation. The cost of soliciting proxies will be borne by the Company.

By Order of the Board of Directors
Ann W. Bresnahan, Secretary
March 15, 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report to Shareholders, and Annual Report on Form 10-K are available at www.proxyvote.com.

D33045-P50792

CAMDEN NATIONAL CORPORATION
Annual Meeting of Shareholders
April 27, 2021 3:00 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael R. Archer and Jared L. Merritt, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders (the "Meeting") of Camden National Corporation (the "Company") to be held at Camden National Corporation's Hanley Center, Fox Ridge Office Park, 245 Commercial Street, Rockport, Maine 04856 on April 27, 2021 at 3:00 p.m., local time, and virtually at www.virtualshareholdermeeting.com/CAC2021, or at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of the Company's common stock which the undersigned may be entitled to vote at said meeting upon the proposals described in the accompanying Notice of Annual Meeting and Proxy Statement, dated March 15, 2021, in accordance with the following instructions and with discretionary authority on such other matters as may properly come before the Meeting. All previously dated proxies are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND, IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR ALL THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3 ON THE REVERSE SIDE AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS OR PROPOSALS AS MAY PROPERLY COME BEFORE THE MEETING OR AN ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

Continued and to be signed on reverse side

CAMDEN NATIONAL CORPORATION
ATTN: INVESTOR RELATIONS
2 ELM STREET
P.O. BOX 310
CAMDEN, ME 04843

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 26, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CAC2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 26, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D33044-P50792

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CAMDEN NATIONAL CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" ALL NOMINEES FOR DIRECTOR UNDER PROPOSAL 1.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Ann W. Bresnahan	☐	☐	☐
1b. Gregory A. Dufour	☐	☐	☐
1c. S. Catherine Longley	☐	☐	☐
1d. Carl J. Soderberg	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" PROPOSALS 2 AND 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date